SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Filed by a Party other than the Registrant  ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12
Iridium Communications Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement if other than the Registrant)
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☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

IRIDIUM COMMUNICATIONS INC.
1750 Tysons Boulevard, Suite 1400
McLean, Virginia 22102
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 21, 2024
Dear Stockholder:
You are cordially invited to attend the Annual Meeting of Stockholders of Iridium Communications Inc., a Delaware corporation. The meeting will be held virtually on May 21, 2024 at 8:30 a.m. Eastern time. The meeting can be accessed by visiting www.virtualshareholdermeeting.com/IRDM2024, where you will be able to listen to the meeting live, submit questions and vote online. You will not be able to attend the meeting in person. The meeting is being held for the following purposes:
1.To elect the Board of Directors’ ten nominees for director, each to serve until the next annual meeting and until their successors are duly elected and qualified;
2.To approve, on an advisory basis, the compensation of our named executive officers, as disclosed in the Proxy Statement accompanying this Notice;
3.To ratify the selection by the Board of Directors of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2024; and
4.To conduct any other business properly brought before the meeting.
These items of business are more fully described in the Proxy Statement accompanying this Notice.
The record date for the annual meeting is March 22, 2024. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.
To attend and participate, stockholders as of the record date will need a 16-digit control number, which can be found on your proxy card or voting instruction form. The online format of our Annual Meeting will allow stockholders to submit questions during the meeting via www.virtualshareholdermeeting.com/IRDM2024. We encourage you to access the annual meeting before the start time of 8:30 a.m. Eastern time on May 21, 2024. Please allow ample time for online check-in, which will begin at 8:15 a.m. Eastern time on May 21, 2024.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders
to Be Held Virtually on May 21, 2024 at 8:30 a.m. Eastern Time at
www.virtualshareholdermeeting.com/IRDM2024

The proxy statement and annual report to stockholders
are available at www.proxyvote.com.

By Order of the Board of Directors,

Kathy Morgan
Secretary

McLean, Virginia
April 11, 2024

You are cordially invited to attend the meeting online. Whether or not you expect to attend the meeting, please complete, sign, date and return the enclosed proxy, or vote over the telephone or the internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote online if you attend the meeting.

PROXY STATEMENT SUMMARY
This summary highlights selected information contained elsewhere in our Proxy Statement. The summary does not contain all of the information that you should consider, and you should read and consider carefully the more detailed information contained in this Proxy Statement before voting.
2024 Annual Meeting of Stockholders

Time and Date:	8:30 a.m. Eastern time on May 21, 2024
Virtual Meeting:
The meeting can be accessed by visiting www.virtualshareholdermeeting.com/IRDM2024, where you will be able to listen to the meeting live, submit questions and vote online. The online format of our Annual Meeting is intended to enhance stockholder access and participation. As stated in the Notice of Annual Meeting of Stockholders, our stockholders as of the record date will be allowed to communicate with us and ask questions during the meeting. This will increase our ability to engage and communicate effectively with all stockholders, regardless of size, resources or physical location, and will ensure that our stockholders are afforded the same rights and opportunities to participate as they would at an in-person meeting.

Record Date:	March 22, 2024
Voting:	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on.
Meeting Agenda and Voting Matters

Agenda Item		Board Vote Recommendation	Page Reference (for more detail)
1.	To elect the Board of Directors’ ten nominees for director, each to serve until the next annual meeting and until their successors are duly elected and qualified.	FOR EACH DIRECTOR NOMINEE	11
2.	To approve, on an advisory basis, the compensation of our named executive officers, as disclosed in this Proxy Statement.	FOR	21
3.	To ratify the selection by the Board of Directors of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2024.	FOR	22
4.	To conduct any other business properly brought before the meeting.

Board Nominees and Demographics
Our director nominees exhibit a variety of competencies, professional experience and backgrounds, and each nominee brings a unique skill set and contributes diverse viewpoints and perspectives to our Board. While the Board benefits from the experience and institutional knowledge of our longer-serving directors, it also recognizes the value of new perspectives and ideas and has added three new directors in the last three years. Of our ten nominees, three are women, and one is ethnically/racially diverse.

	Age	Director Since	Independent	Committees			Other Current Public Company Boards
Name				AC	CC	NGC
Robert H. Niehaus	68	2008	X	M	—	—	Zeta Global Holdings Corp.
Thomas C. Canfield	68	2008	X	M	—	M	—
Matthew J. Desch	66	2009	—	—	—	—	Unisys Corporation
Thomas J. Fitzpatrick	66	2013	—	—	—	—	—
L. Anthony Frazier	53	2021	X	C	—	—	—
Alvin B. Krongard	87	2009	X	—	M	C	Apollo Asset Management, Inc., Icahn Enterprises L.P.
Suzanne E. McBride	55	2020	—	—	—	—	Skyworks Solutions, Inc.
Admiral Eric T. Olson (Ret.)	72	2011	X	—	C	—	Under Armour, Inc., Sarcos Technology and Robotics Corporation
Kay N. Sears	57	2022	X	—	M	—	—
Jacqueline E. Yeaney(1)	55	2023	X	—	—	M	Talkspace, Inc.
____________________________________
(1)Ms. Yeaney is currently serving on the Nominating and Corporate Governance Committee. If re-elected as a director, she will also serve on the Audit Committee.
AC = Audit Committee; CC = Compensation Committee; NGC = Nominating and Corporate Governance Committee; C = Chairman; M = Member
Our Environmental, Social and Governance (ESG) Efforts
For the fourth year in a row, we published an ESG report, which is posted on our website, that contains information about our approach to ESG and details of our efforts around environmental impact, human capital, social impact and governance. We have provided selected highlights of our ESG efforts in the section below titled “Information Regarding the Board of Directors and Committees and Corporate Governance – Environmental, Social and Governance (ESG).”
Our Executive Compensation Program
Our executive compensation program is designed to attract, reward and retain a talented, innovative and entrepreneurial team of executives. To do so, we believe that a majority of their target compensation should be based on performance, both of the individual and of the business. We structure our variable compensation programs to recognize both short-term and long-term contributions.

Key Elements of Executive Compensation

Compensation Component	Reason
Base Salary	We provide base salary as a fixed source of compensation for our executives for the services they provide to us during the year and to balance the impact of having a significant portion of their compensation “at risk” in the form of annual incentive bonuses and long-term, equity-based incentive compensation. Our Compensation Committee recognizes the importance of a competitive base salary as an element of compensation that helps to attract and retain our executive officers.
Annual Bonus
Our 2023 bonus plan provided compensation opportunities to our executive officers based on our achievement of pre-established performance goals derived from our Board-approved operating plan for 2023. Under our 2023 bonus plan, 60% of each executive’s target performance bonus for the 2023 calendar year was payable in the form of restricted stock units, or RSUs, that only vested upon the Compensation Committee’s determination of achievement of these pre-established performance goals and the executive’s continued service through the vesting date in March 2024. Our 2023 bonus plan provided that the remaining 40% and any bonus amounts earned in excess of 100% of target would be paid in cash. In February 2023, the Compensation Committee approved a target incentive bonus award for each executive and capped the portion of the bonus award attributable to company performance at a maximum of 180% of the target level in the event that stretch performance goals were achieved and capped the maximum bonus award, which also takes into account personal performance goals, at 200% of the overall target level. These levels were consistent with our philosophy that a significant portion of each executive’s total target compensation should be performance-based and reflected the Compensation Committee’s review of internal pay equity. Our 2024 bonus plan adopted in February 2024 is structured in the same way, except that the cap on the portion of the bonus award attributable to company performance is 190%.

Long-Term Equity- Based Incentive Compensation
The Compensation Committee believes that properly structured equity compensation works to align the long-term interests of stockholders and employees by creating a strong, direct link between employee compensation and stock price appreciation. In 2023, we awarded performance-based RSUs that will provide a return to the executive only if we achieve specific performance targets for 2023 and 2024 and the executive remains employed by us through the applicable vesting date, which could be as late as 2026 in order to achieve full vesting. In 2023, we also awarded RSUs that vest based on continued service over a four-year period, which provide a return only if the executive remains employed with us. The vesting of these awards may be accelerated in connection with a qualified retirement under our “sum of 70” corporate program described below.

Important Features of our Executive Compensation Program
The important features of our executive compensation program include:
•Annual Incentive Tied to Performance. Our executive compensation is heavily weighted toward at-risk, performance-based compensation in the form of an annual incentive bonus opportunity that is based on achievement of a combination of financial and operational goals selected annually by our Compensation Committee.
•Significant Percentages of Compensation At-Risk. In 2023, at-risk compensation represented approximately 89% of our chief executive officer’s total direct compensation, and an average of 84% of our other named executive officers’ total direct compensation.
•Performance-Based Equity Awards. Fifty percent of the annual, long-term, equity-based incentive awards are in the form of RSUs that vest only based on the achievement of pre-determined performance criteria, and if such performance criteria are met, a portion of the vested amount is subject to additional time-based vesting thereafter.
•Reasonable Cash Severance Amounts. The cash severance benefits that we offer to our executives do not exceed two times base salary and annual bonus.
•Limited Executive Perquisites. We provide limited perquisites to our executive officers, in 2023 consisting only of financial planning services for executive officers other than our chief executive officer.
•No Excise Tax Gross-Up Benefits. We do not provide our executive officers with any excise tax gross-ups.

•No Pension or SERP Benefits. We do not provide any defined benefit pension plans or supplemental employee retirement plans to our executive officers.
•Meaningful Executive Stock Ownership Guidelines. As further described in this Proxy Statement, our executives are required to comply with our stock ownership guidelines, which we adopted more than a decade ago. Under these guidelines, our chief executive officer is required to accumulate shares of our common stock with a value equal to four times his annual base salary, and our executive vice presidents, including our chief financial officer, chief operations officer and chief legal officer, are required to accumulate shares of our common stock with a value equal to two times their annual base salaries.
•Prohibition of Hedging and Pledging Transactions. Our insider trading policy prohibits our employees, including our executives, directors and consultants, from hedging or pledging the economic interest in the shares of our company they hold.
•Use of Independent Compensation Consultant. Our Compensation Committee has retained an independent third-party compensation consultant for guidance in making compensation decisions.
•Use of Peer Group and Market Data. Our Compensation Committee reviews market practices and makes internal comparisons among our executives when making compensation decisions.
•Incentive Compensation Recovery Policy. In connection with the implementation of SEC and stock exchange clawback policy requirements, our Board adopted a new compensation recovery policy effective in October 2023 to recover cash and equity compensation from an executive officer in the event we are required to restate our financial results due to material noncompliance with financial reporting requirements. Our prior compensation recovery policy, adopted in 2019, will remain in effect for periods prior to the applicability of the new policy.
•Appropriate Compensation Risk. We structure our executive compensation programs to minimize the risk of inappropriate risk-taking by our executives.
Advisory Vote on Executive Compensation —“Say-on-Pay” Vote
We conducted an advisory vote on executive compensation, or say-on-pay vote, at our annual meeting of stockholders in 2023. Approximately 96.2% of the votes cast on the say-on-pay proposal supported the proposal. Our Board and our Compensation Committee value the opinions of our stockholders, and we believe that it is important for our stockholders to have an opportunity to vote on this proposal annually, which is consistent with the frequency preferred by our stockholders who voted in 2023. Our Compensation Committee’s decisions regarding compensation for 2023 reflected our say-on-pay vote in 2022.
Our Compensation Committee has considered the results of the say-on-pay vote in the context of our overall compensation philosophy, policies and decisions. After discussing the levels of support in previous years in favor of the proposals, and considering the Compensation Committee’s continued use of the measures we adopted in response to previous advisory votes to further align management and stockholder interests, our Compensation Committee decided to generally maintain a consistent course for 2024 compensation decisions.

IRIDIUM COMMUNICATIONS INC.
1750 Tysons Boulevard, Suite 1400, McLean, Virginia 22102
PROXY STATEMENT
FOR THE 2024 ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 21, 2024
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
WHY AM I RECEIVING THESE MATERIALS?
We have sent you these proxy materials because the Board of Directors of Iridium Communications Inc. (sometimes referred to as the “Company” or “Iridium”) is soliciting your proxy to vote at the 2024 Annual Meeting of Stockholders, including at any adjournments or postponements of the meeting. You are invited to attend the annual meeting, which will be held exclusively online as described below, to vote on the proposals described in this Proxy Statement. However, you do not need to attend the annual meeting to vote your shares. Instead, you may simply complete, sign, date and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or on the internet.
We intend to first mail these proxy materials on or about April 11, 2024 to all stockholders of record entitled to vote at the annual meeting.
HOW DO I ATTEND THE VIRTUAL ANNUAL MEETING?
The meeting will be held exclusively online via a live audio webcast on May 21, 2024 at 8:30 a.m. Eastern time. Stockholders may attend and participate in the meeting by visiting www.virtualshareholdermeeting.com/IRDM2024. You will not be able to attend the annual meeting in person. To access the annual meeting, you will need the 16-digit control number, which can be found on your proxy card or voting instruction form, or in the email sending you this Proxy Statement. If you are a stockholder of record, you will be asked to provide the 16-digit control number from your proxy card. If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should contact that institution where you hold your account well in advance of the meeting to obtain the instructions as to obtaining your control number.
The virtual meeting platform is fully supported across browsers and devices running the most updated version of applicable software and plugins. Participants should ensure that they have a strong internet connection if they intend to participate in the virtual meeting.
Whether or not you participate in the annual meeting, it is important that you vote your shares.
We encourage you to access the meeting before the start time. Please allow ample time for online check-in, which will begin at 8:15 a.m. Eastern time on May 21, 2024.
HOW CAN I SUBMIT A QUESTION?
If you would like to submit a question, you may do so during the meeting by logging in to the virtual meeting website at www.virtualshareholdermeeting.com/IRDM2024 using your 16-digit control number, typing your question into the “Ask a Question” field, and clicking “Submit.”
We do not place restrictions on the type or form of questions that may be asked; however, we reserve the right to edit or reject redundant questions or questions that we deem profane or otherwise inappropriate. During the live Q&A session of the annual meeting, we will answer questions as they come in, as time permits, or on the “Investors” page of our website as soon as is practical after the meeting. Stockholders will be limited to one question each unless time otherwise permits.
WHAT IF I CANNOT FIND MY CONTROL NUMBER?
Please note that if you do not have your control number and you are a registered stockholder, you will only be able to login as a guest. To view the meeting webcast, visit www.virtualshareholdermeeting.com/IRDM2024 and register as a guest. If you login as a guest, you will not be able to vote your shares or ask questions during the meeting.
If you are a beneficial owner (that is, you hold your shares in an account at a bank, broker or other holder of record), you will need to contact that bank, broker or other holder of record to obtain your control number prior to the meeting.

WHY IS THE ANNUAL MEETING A VIRTUAL, ONLINE MEETING?
We believe that a virtual meeting provides greater accessibility for stockholders, encourages stockholder participation from around the world, and improves our ability to communicate more effectively with our stockholders during the meeting. In addition, we eliminate many of the costs associated with a physical meeting.
WHAT IF I HAVE TECHNICAL DIFFICULTIES OR TROUBLE ACCESSING THE VIRTUAL MEETING?
We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual meeting login page. Technical support will be available starting at 8:15 a.m. Eastern time on May 21, 2024.
WHO CAN VOTE AT THE ANNUAL MEETING?
Only stockholders of record at the close of business on March 22, 2024 will be entitled to vote at the annual meeting. On this record date, there were 121,723,247 shares of common stock outstanding and entitled to vote.
Stockholder of Record: Shares Registered in Your Name
If at the close of business on March 22, 2024 your shares were registered directly in your name with our transfer agent, Equiniti Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote online at the annual meeting or vote by proxy. Whether or not you plan to attend the virtual annual meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the internet as instructed below to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If at the close of business on March 22, 2024, your shares were held in an account at a brokerage firm, bank or other similar organization, rather than in your own name, then you are the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account. You are also invited to attend the virtual annual meeting.
You must follow the instructions provided by your brokerage firm, bank, or other similar organization for your bank, broker or other stockholder of record to vote your shares per your instructions. Alternatively, many brokers and banks provide the means to grant proxies or otherwise instruct them to vote your shares by telephone and on the internet, including by providing you with a 16-digit control number via email or on your proxy card or your voting instruction form. If your shares are held in an account with a broker, bank or other stockholder of record providing such a service, you may instruct them to vote your shares by telephone (by calling the number provided in the proxy materials) or on the internet as instructed by your broker, bank or other stockholder of record. If you did not receive a 16-digit control number via email or on your proxy card or voting instruction form, and you wish to vote prior to or at the virtual annual meeting, you must follow the instructions from your broker, bank or other stockholder of record, including any requirement to obtain a valid legal proxy. Many brokers, banks and other stockholders of record allow a beneficial owner to obtain a valid legal proxy either online or by mail, and we recommend that you contact your broker, bank or other stockholder of record to do so.
Whether or not you plan to attend the virtual meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the internet as instructed below to ensure your vote is counted.
WILL A LIST OF STOCKHOLDERS OF RECORD AS OF THE RECORD DATE BE AVAILABLE?
A list of our stockholders of record as of the close of business on the record date will be made available to stockholders during the meeting at www.virtualshareholdermeeting.com/IRDM2024. In addition, for the ten days prior to the annual meeting, the list will be available for examination by any stockholder of record for a legally valid purpose at our corporate headquarters during regular business hours.
WHAT AM I VOTING ON?
There are three matters scheduled for a vote:
•the election of ten directors (Proposal 1);

•the advisory approval of the compensation of our named executive officers, as disclosed in this Proxy Statement in accordance with Securities and Exchange Commission, or SEC, rules (Proposal 2); and
•the ratification of the selection by the Board of Directors of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2024 (Proposal 3).
WHAT IF ANOTHER MATTER IS PROPERLY BROUGHT BEFORE THE MEETING?
The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.
HOW DO I VOTE?
You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any one or more nominees you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.
The procedures for voting are fairly simple:
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote online at the annual meeting or vote by proxy using the enclosed proxy card, calling the telephone number or following the internet voting instructions. If you would like to vote your shares during the meeting, please follow the instructions at www.virtualshareholdermeeting.com/IRDM2024. You will need the 16-digit control number, which can be found on your proxy card or voting instruction form. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the virtual meeting and vote online even if you have already voted by proxy. To vote prior to the meeting, you may vote by:
•Mail: Complete, sign, date and mail the enclosed proxy card in the envelope provided, as soon as possible. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.
•Telephone: Call toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m. Eastern time on May 20, 2024 to be counted.
•Internet: Access www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m. Eastern time on May 20, 2024 to be counted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction form with these proxy materials from that organization rather than from us. You must follow these instructions for your bank, broker or other stockholder of record to vote your shares per your instructions. Alternatively, many brokers and banks provide the means to grant proxies or otherwise instruct them to vote your shares by telephone and via the internet, including by providing you with a 16-digit control number via email or on your proxy card or your voting instruction form. If your shares are held in an account with a broker, bank or other stockholder of record providing such a service, you may instruct them to vote your shares by telephone (by calling the number provided in the proxy materials) or over the internet as instructed by your broker, bank or other stockholder of record. If you did not receive a 16-digit control number via email or on your proxy card or voting instruction form, and you wish to vote prior to or at the virtual Annual Meeting, you must follow the instruction form from your broker, bank or other stockholder of record, including any requirement to obtain your 16-digit control number. Many brokers, banks and other stockholders of record allow a beneficial owner to obtain their 16-digit control number either online or by mail, and we recommend that you contact your broker, bank or other stockholder of record to do so.

We provide internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

HOW MANY VOTES DO I HAVE?
On each matter to be voted upon, you have one vote for each share of common stock you owned at the close of business on March 22, 2024.
IF I AM A STOCKHOLDER OF RECORD AND I DO NOT VOTE, OR IF I RETURN A PROXY CARD OR OTHERWISE VOTE WITHOUT GIVING SPECIFIC VOTING INSTRUCTIONS, WHAT HAPPENS?
If you are a stockholder of record and do not vote by completing your proxy card, calling the telephone number, accessing the electronic proxy card on the internet or online at the annual meeting, your shares will not be voted, nor will your shares count toward the establishment of a quorum for the meeting.
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of all ten nominees for director, “For” the advisory approval of executive compensation, and “For” the ratification of the selection by the Board of Directors of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2024. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.
IF I AM A BENEFICIAL OWNER OF SHARES HELD IN STREET NAME AND I DO NOT PROVIDE MY BROKER OR BANK WITH VOTING INSTRUCTIONS, WHAT HAPPENS?
If you are a beneficial owner of shares held in street name and you do not instruct your broker, bank or other agent how to vote your shares, your broker, bank or other agent may still be able to vote your shares at its discretion. Under the rules of the New York Stock Exchange, or NYSE, brokers, banks and other securities intermediaries that are subject to NYSE rules may use their discretion to vote your “uninstructed” shares with respect to matters considered to be “routine” under NYSE rules, but not with respect to “non-routine” matters. In this regard, Proposals 1 and 2 are considered to be “non-routine” under NYSE rules, meaning that your broker may not vote your shares on those proposals in the absence of your voting instructions. However, Proposal 3 is considered to be a “routine” matter under NYSE rules, meaning that if you do not return voting instructions to your broker by its deadline, your shares may be voted by your broker in its discretion on Proposal 3.
If you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent or vote online at the virtual annual meeting.
WHAT ARE “BROKER NON-VOTES”?
As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to his or her broker, bank or other securities intermediary holding his or her shares as to how to vote on matters deemed to be “non-routine” under the NYSE rules, the broker, bank or other such agent cannot vote the shares. When there is at least one “routine” matter that the broker, bank or other securities intermediary votes on, these shares that are un-voted on “non-routine” matters are counted as “broker non-votes.” Proposal 3 is a “routine” matter, and we therefore expect brokers, banks or other securities intermediaries to vote on that proposal. On the other hand, Proposals 1 and 2 are considered to be “non-routine” under NYSE rules, and we therefore expect broker non-votes to exist in connection with these proposals.
As a reminder, if you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent or vote online at the virtual annual meeting.
WHO IS PAYING FOR THIS PROXY SOLICITATION?
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees and Georgeson LLC, or Georgeson, may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies, but Georgeson will be paid its customary fee of approximately $10,000 plus out-of-pocket expenses if it solicits proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE SET OF PROXY MATERIALS?
If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the proxy cards in the proxy materials to ensure that all of your shares are voted.

CAN I CHANGE MY VOTE AFTER SUBMITTING MY PROXY?
Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:
•You may submit another properly completed proxy card with a later date.
•You may grant a subsequent proxy by telephone or on the internet.
•You may send a timely written notice that you are revoking your proxy to our corporate Secretary at 1750 Tysons Boulevard, Suite 1400, McLean, Virginia 22102. Such notice will be considered timely if it is received at the indicated address by the close of business on the business day one week preceding the date of the meeting.
•You may attend the virtual annual meeting and vote online during the meeting. However, simply attending the virtual meeting will not, by itself, revoke your proxy.
Your most recent proxy card or telephone or internet proxy is the one that is counted.
If your shares are held by your broker, bank or other agent, you should follow the instructions provided by that organization for changing your vote. You can also vote online at the virtual annual meeting.
HOW ARE VOTES COUNTED?
Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for Proposal 1, votes “For,” “Withhold” and broker non-votes; with respect to Proposals 2 and 3, votes “For” and “Against,” abstentions and, if applicable, broker non-votes. Abstentions will be counted towards the vote total for Proposals 2 and 3, and will have the same effect as “Against” votes on those proposals. Broker non-votes will have no effect on Proposals 1 and 2, and will not be counted towards the vote total for those proposals.
HOW MANY VOTES ARE NEEDED TO APPROVE EACH PROPOSAL?
•For Proposal 1, the election of directors, the ten nominees receiving the most “For” votes (from the holders of shares present at the meeting or represented by proxy and entitled to vote on the election of directors) will be elected. Only votes “For” will affect the outcome.
•To be considered to have been approved, Proposal 2, the advisory approval of the compensation of our named executive officers, must receive “For” votes from the holders of a majority of shares present at the meeting or represented by proxy and entitled to vote on the matter. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.
•To be approved, Proposal 3 the ratification of the selection by the Board of Directors of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2024, must receive “For” votes from the holders of a majority of shares present at the meeting or represented by proxy and entitled to vote on the matter. If you “Abstain” from voting, it will have the same effect as an “Against” vote.
WHO WILL COUNT THE VOTE?
A representative of Equiniti Trust Company, LLC will tabulate the votes and act as the inspector of election.
WHAT IS THE QUORUM REQUIREMENT?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares of common stock entitled to vote are present at the meeting online or represented by proxy. On the record date, there were 121,723,247 shares outstanding and entitled to vote. Thus, the holders of 60,861,624 shares of common stock must be present or represented by proxy at the meeting to have a quorum.
Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote online during the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting or represented by proxy may adjourn the meeting to another date.

HOW CAN I FIND OUT THE RESULTS OF THE VOTING AT THE ANNUAL MEETING?
Preliminary voting results will be announced at the annual meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file with the SEC within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.
WHEN ARE STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS DUE FOR NEXT YEAR’S ANNUAL MEETING?
To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 12, 2024 to our Secretary at 1750 Tysons Boulevard, Suite 1400, McLean, Virginia 22102. If you wish to submit a proposal to be acted on at next year’s annual meeting but not included in next year’s proxy materials, or if you wish to nominate a director, you must provide written notice as required by our bylaws no earlier than the close of business on January 21, 2025 and no later than the close of business on February 20, 2025 to our Secretary at 1750 Tysons Boulevard, Suite 1400, McLean, Virginia 22102. Your notice to the Secretary must set forth information specified in our bylaws, including your name and address and the class and number of shares of our stock that you beneficially own.
If you propose to bring business before an annual meeting other than a director nomination, your notice must also include, as to each matter proposed, the following: (1) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting that business at the annual meeting and (2) any material interest you have in that business. If you propose to nominate an individual for election as a director, your notice must also include, as to each person you propose to nominate for election as a director, the following: (1) the name, age, business address and residence address of the person, (2) the principal occupation or employment of the person, (3) the class and number of shares of our stock that are owned of record and beneficially owned by the person, (4) the date or dates on which the shares were acquired and the investment intent of the acquisition and (5) any other information concerning the person as would be required to be disclosed in a proxy statement soliciting proxies for the election of that person as a director in an election contest (even if an election contest is not involved), or that is otherwise required to be disclosed pursuant to Section 14 of the Securities Exchange Act of 1934, or the Exchange Act, and the rules and regulations promulgated under the Exchange Act, including the person’s written consent to being named as a nominee and to serving as a director if elected. We may require any proposed nominee to furnish other information as we may reasonably require to determine the eligibility of the proposed nominee to serve as an independent director or that could be material to a reasonable stockholder’s understanding of the independence, or lack of independence, of the proposed nominee.
For more information, you are advised to review our amended and restated bylaws, filed with the SEC as an exhibit to a current report on Form 8-K on May 15, 2015 (and also incorporated by reference and available by hyperlink as Exhibit 3.3 to our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 15, 2024).
WHAT PROXY MATERIALS ARE AVAILABLE ON THE INTERNET?
This Proxy Statement and our annual report to stockholders are available at www.proxyvote.com.

PROPOSAL 1
ELECTION OF DIRECTORS
Our Board of Directors currently consists of eleven directors, and there are ten nominees for director this year. Each director to be elected and qualified will hold office until the next annual meeting of stockholders and until his or her successor is elected, or, if sooner, until the director’s death, resignation or removal. Each of the nominees listed below is currently a director who was previously elected by our stockholders at our 2023 annual meeting. One of our current directors, Jane Harman, is not standing for re-election at the annual meeting, and her term as a director will end at the conclusion of the annual meeting. It is our policy to encourage nominees for director to attend the annual meeting. All of our directors who were then nominees or serving attended the 2023 annual meeting.
Directors are elected by a plurality of the votes of the holders of shares present virtually at the meeting or represented by proxy and entitled to vote on the election of directors. Proxies may not be voted for more than ten nominees. The ten nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the ten nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by us. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.
Our Corporate Governance Guidelines provide that any nominee who receives a greater number of votes “withheld” than votes “for” must submit an offer of resignation to our Nominating and Corporate Governance Committee. The committee will consider the facts and circumstances and recommend to the Board of Directors the action to be taken with respect to such offer of resignation. The Board of Directors will then act on the committee’s recommendation.
NOMINEES
The Nominating and Corporate Governance Committee of our Board seeks to assemble a board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct our business. To that end, the Nominating and Corporate Governance Committee has identified and evaluated nominees in the broader context of the Board’s overall composition, with the goal of recruiting a diverse group of members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the Nominating and Corporate Governance Committee views as critical to effective functioning of the Board.
The biographies below include information, as of the date of this Proxy Statement, regarding the specific and particular experience, qualifications, attributes or skills of each nominee that led the Nominating and Corporate Governance Committee to recommend that person as a nominee for director. However, each member of the committee may have a variety of reasons why he or she believes a particular person would be an appropriate nominee for the Board, and these views may differ from the views of other members.
Robert H. Niehaus, age 68, has served as a director of our company since 2008 and as Chairman of our Board of Directors since 2009. Mr. Niehaus also served as our Chief Executive Officer for a brief period in 2009. Mr. Niehaus is the founder and Chairman of GCP Capital Partners LLC, an investment firm formed in 2009 as the successor to Greenhill Capital Partners, the merchant banking business of Greenhill & Co., Inc. Mr. Niehaus joined Greenhill & Co. in 2000 to begin the formation of Greenhill Capital Partners and served as its Chairman and Chair of its Investment Committee from 2000 to 2009. Prior to joining Greenhill, Mr. Niehaus spent 17 years at Morgan Stanley & Co., where he was a Managing Director in the merchant banking department from 1990 to 1999. Mr. Niehaus was Vice Chairman and a director of the private equity investment funds Morgan Stanley Leveraged Equity Fund II, L.P. and Morgan Stanley Capital Partners III, L.P. Mr. Niehaus was also the Chief Operating Officer of Morgan Stanley’s merchant banking department from 1996 to 1998. Mr. Niehaus currently serves as a director of Zeta Global Holdings Corp. and several private portfolio companies of GCP Capital Partners. Mr. Niehaus received a Bachelor of Arts degree in International Affairs from the Woodrow Wilson School at Princeton University and a Master of Business Administration degree from the Harvard Business School, from which he graduated with high distinction as a Baker Scholar. Our Board of Directors believes Mr. Niehaus’s qualifications to serve on our Board include his extensive corporate management experience, his financial and investment banking expertise and his experience serving on the boards of directors of numerous companies, particularly in the telecommunications industry.
Thomas C. Canfield, age 68, has served as a director of our company since 2008. Since 2007, Mr. Canfield has served as Senior Vice President, General Counsel and Secretary of Spirit Airlines, Inc. From 2006 to 2007, Mr. Canfield served as

General Counsel and Secretary of Point Blank Solutions, Inc., a manufacturer of antiballistic body armor. Prior to Point Blank, from 2004 to 2007, he served as Chief Executive Officer and Plan Administrator of AT&T Latin America Corp., a public company formerly known as FirstCom Corporation, which developed high-speed fiber networks in Latin American cities. Mr. Canfield also served as General Counsel and Secretary at AT&T Latin America Corp. from 1999 to 2004. Previously, Mr. Canfield was Counsel in the New York office of the law firm Debevoise & Plimpton LLP. Our Board of Directors believes Mr. Canfield’s qualifications to serve on our Board include his management experience in the telecommunications and aviation industries and his particular familiarity with serving as a director of technology companies.
Matthew J. Desch, age 66, has served as our Chief Executive Officer and a director of our company since 2009 and previously served as Chief Executive Officer of our predecessor, Iridium Holdings LLC, from 2006 to 2009. From 2002 to 2005, Mr. Desch served as Chief Executive Officer of Telcordia Technologies, Inc., a telecommunications software services provider that is now part of Ericsson. Previously, he spent 13 years at Nortel Networks Corporation, including as President of its global wireless networks business, and as President of Global Carriers. Mr. Desch serves on the President’s National Security Telecommunications Advisory Committee. He has served as a director of Unisys Corporation, a publicly traded global information technology company, since 2019 and is a member of its Compensation Committee. Mr. Desch received a Bachelor of Science degree in Computer Science from The Ohio State University and a Master of Business Administration degree from the University of Chicago. Our Board of Directors believes Mr. Desch’s qualifications to serve on our Board include his deep knowledge of Iridium gained from his position as our Chief Executive Officer, as well as his extensive experience in the telecommunications industry.
Thomas J. Fitzpatrick, age 66, has served as our Chief Financial Officer since 2010 and as our Chief Administrative Officer and a director of our company since 2013. From 2002 to 2009, Mr. Fitzpatrick was Executive Vice President and Chief Financial Officer of Centennial Communications Corp., a publicly traded telecommunications company that was acquired by AT&T. Previously, Mr. Fitzpatrick served as Chief Financial Officer of a number of privately held and publicly traded companies in the telecommunications and technology industries and was a Vice President with Bell Atlantic Corporation (now Verizon). Mr. Fitzpatrick graduated with a Bachelor of Business Administration degree from Pennsylvania State University and a Master of Business Administration degree from Villanova University. Mr. Fitzpatrick is also a Certified Public Accountant. Our Board of Directors believes Mr. Fitzpatrick’s qualifications to serve on our Board include his deep knowledge of Iridium gained from his position as our Chief Financial Officer and Chief Administrative Officer, as well as his extensive financial experience in the telecommunications industry.
L. Anthony Frazier, age 53, has served as a director of our company since March 2021. Mr. Frazier has served as Chief Executive Officer and director of LeoLabs, a commercial provider of Space Situational Awareness and Space Domain Awareness services, since March 2024. Mr. Frazier served as Executive Vice President and General Manager of Public Sector Earth Intelligence for Maxar Technologies Inc. until October 2023, following Maxar’s acquisition by a private equity firm. He previously served as Maxar’s Executive Vice President of Global Field Operations and President of Radiant Solutions, Maxar’s Geospatial Services business. Mr. Frazier joined Maxar in 2017 following that company’s acquisition of DigitalGlobe. Mr. Frazier served as Senior Vice President, General Manager of DigitalGlobe’s Services business from 2013 to 2017 and prior to DigitalGlobe’s acquisition of GeoEye, Inc. in 2013, had served as GeoEye’s Senior Vice President of Marketing since 2010. He previously served as Senior Director of Product Management at Cisco Systems and also held senior marketing roles at Infor, iPhrase Technologies and pcOrder.com. Mr. Frazier began his career in strategic consulting at Bain & Company. Mr. Frazier received a Bachelor of Science in Engineering degree in Systems Engineering from the University of Pennsylvania and a Master of Business Administration degree, with distinction, from Harvard Business School. Our Board of Directors believes Mr. Frazier’s qualifications to serve on our Board include his extensive satellite industry and operational expertise.
Alvin B. Krongard, age 87, has served as a director of our company since 2009 and previously served as a director of our predecessor, Iridium Holdings, from 2006 until 2009. Since 2004, Mr. Krongard has been pursuing personal interests. He served as Executive Director of the Central Intelligence Agency from 2001 to 2004 and as counselor to the Director of the Central Intelligence Agency from 1998 to 2001. Mr. Krongard previously served in various capacities at Alex.Brown, Incorporated, including as Chief Executive Officer and Chairman of the Board. Upon the merger of Alex.Brown with Bankers Trust Corporation, Mr. Krongard became Vice Chairman of the Board of Bankers Trust and served in that capacity until joining the Central Intelligence Agency. He currently serves as a director and member of the audit committee of Apollo Global Management, Inc., and as a director and member of the audit committee of Icahn Enterprises L.P. and its general partner, Icahn Enterprises G.P., Inc. He served as a member of the board of directors of Under Armour, Inc. from 2005 to May 2020, including serving as its lead independent director and as chairman of the audit committee, and also previously served as the Vice Chairman of the Johns Hopkins Health System. Mr. Krongard graduated with honors from Princeton University and received a Juris Doctor degree from the University of Maryland School of Law, where he graduated with honors. Our Board of

Directors believes Mr. Krongard’s qualifications to serve on our Board include his past leadership experience with a large publicly traded investment banking firm, including as Chief Executive Officer and Chairman of the board of directors, his past leadership experience with the Central Intelligence Agency, including serving as Executive Director responsible for overall operations of the agency, and his deep knowledge of our company from his long tenure as a director.
Suzanne E. McBride, age 55, has served as our Chief Operations Officer since February 2019 and as a director of our company since May 2020. Ms. McBride served as Chief Operating Officer of OneWeb, Ltd., a privately held company building a space-based global communications network, from October 2018 to January 2019 and as its Senior Vice President from 2016 to October 2018. OneWeb filed a voluntary petition for Chapter 11 bankruptcy protection in March 2020. Previously, she was employed by Iridium Satellite LLC, our primary operating subsidiary, in a series of positions with increasing responsibility from 2007 until 2016, most recently serving as Vice President, Program Management Office and Launch Services, a role in which she oversaw the launch program for our second-generation constellation. Ms. McBride has more than 30 years of experience in the satellite industry, including as a senior engineer at Motorola’s Satellite Communications Group during the building and launching of the original Iridium satellite constellation in the 1990s. Since February 2022, she has served as a director of the publicly held company Skyworks Solutions, Inc. Ms. McBride also serves on the board of directors of Descartes Labs. Ms. McBride received her Master of Business Administration from the University of Tennessee in the Executive Aerospace and Defense program, and her dual undergraduate degrees are from Columbia University in Industrial Engineering and Claremont McKenna College in Management Engineering. Our Board of Directors believes Ms. McBride’s qualifications to serve on our Board include her deep knowledge of Iridium gained from her position as our Chief Operations Officer, as well as her extensive experience in the satellite industry.
Admiral Eric T. Olson (Ret.), age 72, has served as a director of our company since 2011. Admiral Olson retired from the United States Navy in 2011 as a full Admiral after 38 years of military service. Admiral Olson’s career culminated as the head of the United States Special Operations Command from 2007 to 2011, where he was responsible for the mission readiness of all Army, Navy, Air Force and Marine Corps special operations forces. In this position, he led more than 65,000 people and managed an annual budget in excess of $10 billion. As President and Managing Member of ETO Group, LLC since September 2011, Admiral Olson also acts as an independent national security consultant supporting a wide range of private and public sector organizations. From June 2019 to May 2020, Admiral Olson served as Chief Executive Officer of Hans Premium Water, a privately held company. He serves on the board of directors of Under Armour, Inc. and is the chair of its corporate governance and sustainability committee, and he also serves on the board of directors of Palladyne AI Corp. (f/k/a Sarcos Technology and Robotics Corporation) and is the chair of its compensation committee and a member of its audit committee. Admiral Olson graduated from the United States Naval Academy in 1973 and earned a Master of Arts degree in National Security Affairs at the Naval Postgraduate School. For seven years, he was an Adjunct Faculty Member in the School of International and Public Affairs at Columbia University. Our Board of Directors believes Admiral Olson’s qualifications to serve on our Board include his past leadership experience as an Admiral in the United States Navy, including his leadership and management of a large and complex organization as head of the United States Special Operations Command.
Kay N. Sears, age 57, has served as a director of our company since May 2022. Since November 2022, she has served as Vice President and General Manager of Space, Intelligence & Weapon Systems for The Boeing Company, having previously served as Vice President and General Manager of Autonomous Systems for Boeing’s Defense, Space & Security unit from February 2022 to November 2022. In this role, she oversees development of cutting-edge autonomous technologies, intelligence capabilities and networking solutions for government and commercial customers. Prior to joining Boeing, she was the Vice President and General Manager of the Military Space line of business within Lockheed Martin Space from 2018 to February 2022, a role in which she was responsible for critical national security space programs and mission areas, including global navigation satellite systems, space-based missile warning, protected communications, space protection and operations, logistics and sustainment. She joined Lockheed Martin Space in 2016, serving as its Vice President of Strategy and Business Development. Prior to joining Lockheed Martin, Ms. Sears served as President of Intelsat General Corporation from 2006 to 2016. Before that, she served as Senior Vice President at PanAmSat Corporation and as Vice President at Verestar. In 2009, she was appointed to the President’s National Security Telecommunications Advisory Committee to provide information, technical expertise, advice and guidance regarding issues that may affect national security telecommunications capabilities. Ms. Sears received a bachelor's degree in business and economics from the University of Richmond and a Master of Business Administration degree in information systems from The George Washington University. Our Board of Directors believes Ms. Sears’s qualifications to serve on our Board include her extensive expertise in the aerospace and defense industries.
Jacqueline E. Yeaney, age 55, has served as a director of our company since May 2023. In April 2023, Ms. Yeaney co-founded CMO Collaborative, a member organization for marketing professionals. From September 2022 to June 2023, Ms. Yeaney served as a strategic advisor for vorteXplore Ltd, a company providing behavioral science employee listening tools. She served as Chief Marketing Officer of Tableau Software, a Salesforce company that specializes in data visualization, from August 2019 to September 2022, including involvement in the acquisition of Tableau by Salesforce in 2019. Previously, she was Chief Marketing Officer of Ellucian, a privately held software and services company, from 2017 to April 2019. Prior to joining Ellucian, she was Executive Vice President, Strategy and Marketing at Red Hat, Inc., a publicly traded provider of open-source software solutions, from 2011 to 2016. Ms. Yeaney started her career as an officer in the U.S. Air Force, and then spent several years as a management consultant at the Boston Consulting Group. In 2002, she joined Delta Air Lines Inc. as Managing Director of Consumer Marketing. From 2004 to 2007, she was Executive Vice President and Chief Marketing Officer at HomeBanc Mortgage Corporation (HBMC), a retail residential mortgage lender. In 2007, she joined EarthLink, Inc., a publicly traded internet service provider, as Senior Vice President and Chief Marketing Officer. From 2008 to 2010, she served as Executive Vice President and Chief Marketing Officer at Premiere Global Services, Inc., a publicly traded provider of web conferencing, online meetings, and webcasting. In September 2023, Ms. Yeaney joined the board of Plan International USA, a development and humanitarian organization that works in over 75 countries across Africa, the Americas, and Asia to advance children's rights and equality for girls. Ms. Yeaney has served on the board of Talkspace, Inc., a publicly traded virtual therapy company, since 2021, where she serves on the audit committee and is chair of the nomination and governance committee. Ms. Yeaney also served as a member of the board of directors of Avaya Holdings Corp., a publicly traded technology and cloud-based communications company, from 2019 until May 2023. She previously served on the board of directors for Promethean World PLC, a publicly traded global education technology company, prior to its acquisition in 2015. Ms. Yeaney holds a Bachelor of Science degree in electrical engineering from Rensselaer Polytechnic Institute and a Master of Business Administration degree from the Massachusetts Institute of Technology. Our Board of Directors believes that Ms. Yeaney is qualified to serve as a member of our Board due to her extensive experience as an executive of high-growth technology companies, her extensive marketing experience, and her experience as a board member of public companies.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE “FOR” EACH NAMED NOMINEE.
INFORMATION REGARDING THE BOARD OF DIRECTORS AND COMMITTEES
AND CORPORATE GOVERNANCE
The following Board Diversity Matrix sets forth certain self-identified personal demographic characteristics of our directors.

Board Diversity Matrix (As of the Record Date)
Total Number of Directors	11
	Female	Male	Declined to Disclose
Part I: Gender
Directors	4	6	1
Part II: Demographic Information
African American or Black	—	1	—
White	4	5	—
Declined to Disclose	—	—	1

Last year’s Board Diversity Matrix is available in our 2023 proxy statement filed with the SEC on March 17, 2023.
DIRECTOR INDEPENDENCE
As required under Nasdaq listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by its board of directors. The Board consults with our counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent Nasdaq listing standards, as in effect from time to time.
Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and us, our senior management and our independent registered public accounting firm, the Board has affirmatively determined that the following seven director nominees are independent within the meaning of the applicable Nasdaq listing standards: Messrs. Canfield, Frazier, Krongard, Niehaus, and Olson and Mses. Sears and Yeaney. In making these determinations, the Board found that none of these directors had a material or other disqualifying relationship with us. Messrs. Desch and Fitzpatrick and Ms. McBride are not independent directors by virtue of their positions as our executive officers. We believe that service by these executive officers on our Board allows us to consider a broad range of opinions in the course of our Board deliberations, including from those with knowledge of our day-to-day operations and business strategy. Additionally, our independent directors meet in executive session without management present at the end of all regularly scheduled Board meetings. Each of our Audit, Compensation, and Nominating and Corporate Governance Committees is 100% comprised of independent directors.
BOARD LEADERSHIP STRUCTURE
Our Board of Directors has an independent Chairman, Mr. Niehaus, who has authority, among other things, to call and preside over Board meetings, including meetings of the independent directors, to set meeting agendas and to determine materials to be distributed to the Board. Accordingly, the Chairman has substantial ability to shape the work of the Board. We believe that separation of the positions of Chairman and chief executive officer reinforces the independence of the Board in its oversight of our business and affairs. In addition, we believe that having an independent Chairman creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of us and our stockholders. As a result, we believe that having an independent Chairman can enhance the effectiveness of the Board as a whole.
ROLE OF THE BOARD IN RISK OVERSIGHT
One of the Board’s key functions is informed oversight of our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. As part of its independent oversight of the risks facing our company, the Board devotes time and attention annually to cybersecurity and cyber incident preparedness and response. In particular, while our Board is responsible for monitoring and assessing strategic risk exposure, our standing committees have the following specific roles in risk management.
•Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Our Audit Committee also monitors compliance with legal and regulatory requirements.
•Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct, and oversees material environmental, social and governance risks.
•Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.
It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board.
The Chairman of the Board has the responsibility of coordinating between the Board and management with regard to the determination and implementation of responses to any problematic risk management issues.
MEETINGS OF THE BOARD OF DIRECTORS
The Board of Directors met four times during 2023. Each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he or she served that were held during the portion of the year for which he or she was a director or committee member. At each meeting, the Board of Directors holds a regularly scheduled executive session at which only independent directors are present.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS
Our Board has committees that include an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides current membership and meeting information for 2023 for each of these Board committees:

Name	Audit	Compensation	Nominating and Corporate Governance
Robert H. Niehaus(1)	X	—	—
Thomas C. Canfield	X	—	X
L. Anthony Frazier(2)	X*	—	—
Jane L. Harman	—	—	X
Alvin B. Krongard	—	X	X*
Admiral Eric T. Olson (Ret.)	—	X*	—
Kay N. Sears	—	X	—
Jacqueline E. Yeaney(3)	—	—	X
Total meetings in 2023	4	5	3
_____________________
*     Committee Chairman
(1)    Mr. Niehaus resigned from the Compensation Committee and was appointed to the Audit Committee, in each case effective May 4, 2023.
(2)     Effective January 1, 2024, Mr. Frazier was appointed Chairman of the Audit Committee.
(3)    The Board has approved the appointment of Ms. Yeaney to the Audit Committee, effective as of the conclusion of the annual meeting.
Below is a description of these three committees of our Board of Directors. The Board of Directors has determined that each member of each committee is independent within the meaning of the Nasdaq listing standards and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to us.
Audit Committee
The Audit Committee of our Board of Directors was established by the Board to oversee our corporate accounting and financial reporting processes and audits of our financial statements. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of, and assesses the qualifications of, the independent registered public accounting firm; determines and approves the engagement of the independent registered public accounting firm; determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm; reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on our audit engagement team as required by law; reviews and approves or rejects transactions between us and any related persons; confers with management and the independent registered public accounting firm regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and meets to review our annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm, including a review of our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
The Audit Committee is currently composed of Messrs. Frazier (Chairman), Canfield, and Niehaus. Mr. Frazier was appointed as chairman of the Audit Committee on January 1, 2024, to replace Parker W. Rush, who resigned from the Board effective as of December 31, 2023. Ms. Yeaney has been appointed to serve on the Audit Committee following the annual meeting. In 2023, the Audit Committee met four times. The Audit Committee has adopted a written charter that is available to stockholders on our website at http://investor.iridium.com/corporate-governance.
At least annually, the Board of Directors reviews the Nasdaq listing standards definition of independence for Audit Committee members and has determined that all current and proposed members of our Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the Nasdaq listing standards). The Board of Directors has also determined that each of Messrs. Frazier and Niehaus qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of each such member’s level of knowledge and experience based on a number of factors, including (i) in the case of Mr. Frazier, his formal education and experience managing financial oversight of a reporting segment of a public company and (ii) in the case of Mr. Niehaus, his formal education, his experience as a board member of numerous public companies, including as Chairman of our Board, and his financial and investment banking expertise.
Report of the Audit Committee of the Board of Directors
The Audit Committee reviewed and discussed the audited financial statements for the year ended December 31, 2023 with management of Iridium Communications Inc. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board, or PCAOB, and the Securities and Exchange Commission. The Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence, and discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

Respectfully submitted,

AUDIT COMMITTEE

L. Anthony Frazier, Chairman
Thomas C. Canfield
Robert H. Niehaus

The material in this Report of the Audit Committee is not “soliciting material,” is furnished to, but not deemed “filed” with, the SEC and is not deemed to be incorporated by reference in any filing of the company under the Securities Act of 1933, as amended, or the Securities Act, or the Securities Exchange Act of 1934, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
Compensation Committee
Our Compensation Committee is currently composed of Messrs. Olson (Chairman) and Krongard and Ms. Sears. All of the current and proposed members of our Compensation Committee following the annual meeting are independent within the meaning of the Nasdaq listing standards (as independence is currently defined in Rule 5605(d)(2)(A) of the Nasdaq listing standards). In 2023, the Compensation Committee met five times. The Compensation Committee has adopted a written charter that is available to stockholders on our website at https://investor.iridium.com/corporate-governance.
The Compensation Committee acts on behalf of the Board to oversee our compensation policies, plans and programs, including:
•the establishment of corporate and individual performance objectives relevant to the compensation of our executive officers, directors and other senior management and evaluation of performance in light of these stated objectives;
•the review and approval of the compensation and other terms of employment or service, including severance and change-in-control arrangements, of our chief executive officer and the other executive officers and directors; and
•the administration of our equity compensation plans and other similar plan and programs.
Our Compensation Committee also reviews with management our Compensation Discussion and Analysis and considers whether to approve its inclusion in proxy statements and other filings.
Typically, the Compensation Committee meets quarterly and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chairman of the Compensation Committee. The Compensation Committee meets regularly in executive session. However, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. Our chief executive officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all of our books, records, facilities and personnel, as well as authority to obtain, at our expense, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under its charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other advisor to the Compensation Committee, other than in-house legal counsel and certain other types of advisors, only after taking into consideration six factors, prescribed by the SEC and Nasdaq, that bear upon the advisor’s independence; however, there is no requirement that any advisor be independent.
During 2023, after taking into consideration the six factors prescribed by the SEC and Nasdaq described above, our Compensation Committee engaged a compensation consultant, ClearBridge Compensation Group LLC, to perform the services described in “Compensation Discussion and Analysis—Executive Compensation Program—Use of Compensation Consultant.”
The specific determinations of our Compensation Committee with respect to executive compensation for the year ended December 31, 2023 are described in greater detail in the “Compensation Discussion and Analysis” section of this Proxy Statement.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee of the Board of Directors is responsible for identifying, reviewing and evaluating candidates to serve as our directors, consistent with criteria approved by the Board, reviewing and evaluating incumbent directors, recommending to the Board for selection candidates for election to the Board of Directors, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of the Board, reviewing succession planning for executive officers, developing corporate governance principles for us and overseeing material ESG matters.
The Nominating and Corporate Governance Committee is currently composed of Messrs. Krongard (Chairman) and Canfield and Mses. Harman and Yeaney. Ms. Harman’s term as a director and member of the committee will end as of the conclusion of the annual meeting. All members of the Nominating and Corporate Governance Committee are independent within the meaning of the Nasdaq listing standards (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards).
During 2023, the Nominating and Corporate Governance Committee met three times. The Nominating and Corporate Governance Committee has adopted a written charter that is available to stockholders on our website at: http://investor.iridium.com/corporate-governance.
The Nominating and Corporate Governance Committee believes that candidates for director should have minimum qualifications, including having the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider other factors, such as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to our affairs, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. However, the Nominating and Corporate Governance Committee can modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, our operating requirements and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity, age, skills and such other factors as it deems appropriate given our current needs and those of the Board to maintain a balance of knowledge, experience and capability.
In the case of incumbent directors, the Nominating and Corporate Governance Committee annually reviews these directors’ overall service to us during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee uses its network of contacts, as well as those of senior management, to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then recommends candidates to the Board for selection.
The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: c/o Iridium Communications Inc., 1750 Tysons Blvd., Suite 1400, McLean, VA 22102, Attn: Secretary, not less than 90 days but not more than 120 days prior to the anniversary date of the last annual meeting of stockholders. Submissions must include the information set forth in our bylaws, including the name and address of the stockholder making the recommendation, the number of shares of our common stock beneficially owned by such stockholder as of the date of the submission, the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information for the nominee and a description of the proposed nominee’s qualifications as a director. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.
Stockholder Communications with the Board of Directors
Our Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders who wish to communicate with the Board or an individual director may send a written communication to the Board or such director addressed to our Secretary at 1750 Tysons Blvd., Suite 1400, McLean, VA 22102. Each communication must set forth:
•the name and address of the stockholder on whose behalf the communication is sent; and
•the number of our shares that are owned beneficially by such stockholder as of the date of the communication.
Each communication will be reviewed by our Secretary to determine whether it is appropriate for presentation to the Board or such director. Examples of inappropriate communications include advertisements, solicitations or hostile communications. Communications determined by our Secretary to be appropriate for presentation to the Board or such director will be submitted to the Board or such director on a periodic basis.
Code of Ethics
We have adopted the Iridium Communications Inc. Code of Business Conduct and Ethics, or the Code of Ethics, that applies to all of our officers, directors and employees as well as those of our subsidiaries. The Code of Ethics is available on our website at http://investor.iridium.com/corporate-governance. If we make any substantive amendments to the Code of Ethics, or grant any waiver from a provision of the Code of Ethics to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.
Corporate Governance Guidelines
The Board of Directors has documented our governance practices by adopting Corporate Governance Guidelines, or the Guidelines, to assure that the Board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The Guidelines are also intended to align the interests of directors and management with those of our stockholders. The Guidelines set forth, among other things, the practices the Board intends to follow with respect to Board composition and selection, Board meetings and involvement of senior management, chief executive officer performance evaluation and succession planning, and Board committees and compensation. The Guidelines provide that any nominee who receives a greater number of votes “withheld” than votes “for” must submit an offer of resignation to our Nominating and Corporate Governance Committee. The committee will consider the facts and circumstances and recommend to the Board of Directors the action to be taken with respect to such offer of resignation, and the Board of Directors will then act on the committee’s recommendation. The Guidelines are available on our website at http://investor.iridium.com/corporate-governance.
ENVIRONMENTAL, SOCIAL AND GOVERNANCE (ESG)
The following section highlights certain of our ESG efforts. More information about these efforts will be presented in our fourth annual ESG Report, to be posted in the corporate social responsibility section of our website, https://www.iridium.com/csr.

Our Approach to Environmental, Social and Governance Issues
Our products and services have always been designed with purpose. We strive to set an example of high standards of corporate citizenship through our mission-driven technology coupled with our support for disaster preparedness and relief, education, and philanthropy.
At Iridium, we recognize our global impact and extend our responsibility to the environments and communities in which we work and operate. Our ESG reporting and disclosure align with the ESG topics that the Sustainability Accounting Standards Board (SASB) has determined are most relevant to the financial performance of our industry. We have also begun to align our ESG strategy to the guidelines of the Task Force on Climate-Related Financial Disclosures (TCFD).
Sustainability governance starts at the top with our Board of Directors. Specifically, as discussed above, the Nominating and Corporate Governance Committee has the oversight responsibility to review our ESG policies and initiatives that may have relevance to our financial performance, business activities or reputation. The responsibility for implementing Iridium’s ESG strategy and day-to-day management has been delegated to a cross-functional working group represented by investor relations, finance, IT, legal, and marketing and communications.
Environmental Impact
With increased attention on climate change in recent years, we are proud that our technology enables research, monitoring and communications for organizations tackling some of the most challenging environmental issues. From climate change monitoring to carbon footprint reduction and wildlife protection, our solutions are designed to help our users make the world a safer, cleaner place. When it comes to our satellite network and wider matters related to space sustainability, we are also committed to keeping space clean and aim to help develop and maintain industry standards for satellite management and space debris mitigation.
We strive to innovate so that our products have greater power and battery life, decreased material use, and increased energy efficiency. Additionally, we support disaster relief efforts around the country and internationally on a broad scale. Our satellite phones and Iridium GO!® devices are used for communication in areas undergoing crisis or natural disasters. Devices connected by our satellites also work to gather ocean pressure data to aid the prediction of the onset of tsunamis.
Human Capital Management and Diversity, Equity and Inclusion
We strive to create an innovative and inclusive environment where our employees are proud to work, feel safe, and can bring their full selves to their efforts. Toward those ends, we focus on development, engagement, employee wellness and social responsibility.
We recognize that diversity of thought, culture and perspective is not only essential to creating a successful global communications system but is also imperative to creating an inclusive, collaborative and productive work environment. We aim to employ, maintain and advance employees with backgrounds that represent the reach of our system.
In 2020, we launched our Diversity and Inclusion Council with a mission to inspire those we work with, for and around to make our community and the world a more diverse and inclusive place. Our CEO is the co-chair of the Council and continues to oversee our diversity, equity and inclusion (DEI) standards and expectations.
We also consider the health, safety and well-being of our employees. We have a hybrid work model, except for employees needing in-person access to laboratories or other resources onsite. We believe that we have learned to operate successfully in this environment, and we remain committed to supporting our more carbon-friendly, hybrid work program for our team.

PROPOSAL 2
ADVISORY VOTE ON EXECUTIVE COMPENSATION
At our 2023 annual meeting of stockholders, our stockholders indicated their preference that we solicit a non-binding advisory vote on the compensation of our named executive officers, commonly referred to as a “say-on-pay” vote, every year. The Board has adopted a policy that is consistent with that preference. In accordance with that policy, this year we are again asking our stockholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with SEC rules.
This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the compensation philosophy, policies and practices described in this Proxy Statement. The compensation of our named executive officers subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosure contained in this Proxy Statement. As discussed in those disclosures, we believe that our compensation policies and decisions are focused on pay-for-performance principles, strongly aligned with our stockholders’ interests and consistent with current market practices. Compensation of our named executive officers is designed to enable us to attract, motivate and retain talented and experienced executives to lead our company successfully in a competitive environment.
Accordingly, the Board is asking stockholders to indicate their support for the compensation of our named executive officers as described in this Proxy Statement by casting a non-binding advisory vote “FOR” the following resolution:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and any related information disclosed in this Proxy Statement, is hereby APPROVED.”
Because the vote is advisory, it is not binding on us or the Board of Directors. Nevertheless, the views expressed by our stockholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.
Advisory approval of this proposal requires the vote of the holders of a majority of the shares present at the meeting or represented by proxy and entitled to vote on the matter at the annual meeting. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum but are not counted for any purpose in determining whether this matter has been approved.
Unless the Board decides to modify its policy regarding the frequency of soliciting advisory votes on the compensation of our named executive officers, the next scheduled say-on-pay vote will be held at the 2025 annual meeting of stockholders. The next advisory vote on the frequency of solicitation of advisory stockholder approval of executive compensation will be held at the 2029 annual meeting of stockholders.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE “FOR” PROPOSAL 2.

PROPOSAL 3
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors has selected KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024 and has further directed that management submit the selection of the independent registered public accounting firm for ratification by stockholders at the annual meeting. KPMG LLP was appointed as our independent registered public accounting firm in 2022.
Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of KPMG LLP as our independent registered public accounting firm. However, the Board of Directors is submitting the selection of KPMG LLP to stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether to continue to retain that firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in our best interests and those of our stockholders.
The affirmative vote of the holders of a majority of the shares present at the annual meeting or represented by proxy and entitled to vote on the matter at the meeting will be required to ratify the selection of KPMG LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum but are not counted for any purpose in determining whether this matter has been approved.
Representatives of KPMG LLP are expected to be present at the virtual annual meeting. They will be available to respond to appropriate questions.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES
The following table represents aggregate fees billed to us for the fiscal years ended December 31, 2023 and 2022 by KPMG LLP, our independent registered public accounting firm.

	Year Ended December 31,
	2023	2022
Audit fees(1)	$1,092,522	$1,099,200
Total fees	$1,092,522	$1,099,200
____________________________________
(1)Fees for audit services include fees associated with the annual audit of our financial statements, the reviews of our interim financial statements included in our quarterly reports on Form 10-Q, incurred or estimated fees for statutory audits required by foreign jurisdictions, and fees associated with our financing activities in 2023. All fees described above were pre-approved by the Audit Committee.
PRE-APPROVAL POLICY AND PROCEDURES
The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm. The policy generally requires pre-approval of specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual, explicit, case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.
The Audit Committee has determined that the rendering of the services other than audit services by KPMG LLP is compatible with maintaining their independence.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE “FOR” PROPOSAL 3.

MANAGEMENT
EXECUTIVE OFFICERS WHO ARE NOT DIRECTOR NOMINEES
Bryan J. Hartin, age 60, has served as our Executive Vice President, Sales and Marketing since 2012. From 2009 to 2012, Mr. Hartin served as Senior Vice President of Sales, Distribution and Business Development of LightSquared, a telecommunications company. From 2008 to 2009, Mr. Hartin worked as an independent consultant to companies in the wireless telecommunications industry. From 2003 to 2008, Mr. Hartin was Vice President—Indirect Distribution of Sprint Nextel Corporation. Mr. Hartin received a Bachelor of Science degree in Business Administration from LeMoyne College and a Master of Business Administration degree from The American University.
Kathleen A. Morgan, age 56, has served as our Chief Legal Officer since January 2022 and served as Vice President, Corporate Law, of Iridium Satellite LLC from 2008 until her assumption of the Chief Legal Officer role. Ms. Morgan previously served as Assistant General Counsel and then Plan Administrator at Teleglobe USA Inc. and as Assistant Corporate Counsel at MCI Corporation. Ms. Morgan began her legal career at Dickstein Shapiro LLP practicing corporate and securities law. Ms. Morgan holds a Juris Doctorate from Georgetown University and a Bachelor of Science degree in Business Administration, with honors, from the University of North Carolina at Chapel Hill.
Scott T. Scheimreif, age 55, has served as our Executive Vice President, Government Programs since 2012 and previously served as Vice President, Government Programs from 2008 to 2012. Mr. Scheimreif received his Bachelor of Science degree in Business Administration from Salisbury University.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the ownership of our common stock as of March 22, 2024 by (i) each director and nominee, (ii) each of the executive officers named in the Summary Compensation Table, (iii) all of our executive officers and current directors as a group and (iv) all those known by us to be beneficial owners of more than five percent of our common stock.

	Beneficial Ownership (1)
Beneficial Owner	Number of Shares	Percentage (%)
5% Holders
Baron Capital Group, Inc. (2)	14,045,775	11.5
The Vanguard Group (3)	11,753,337	9.7
BlackRock, Inc. (4)	11,379,311	9.3
Baralonco Limited (5)	10,432,489	8.6
Capital International Investors (6)	7,403,313	6.1
Named Executive Officers, Directors and Director Nominees
Matthew J. Desch (7)	829,047	*
Thomas J. Fitzpatrick (8)	194,110	*
Suzanne E. McBride (9)	115,848	*
Bryan J. Hartin	41,834	*
Scott T. Scheimreif	114,101	*
Robert H. Niehaus (10)	306,359	*
Thomas C. Canfield (11)	229,226	*
L. Anthony Frazier (12)	17,634	*
Jane L. Harman (12)	55,481	*
Alvin B. Krongard (13)	330,320	*
Admiral Eric T. Olson (Ret.) (14)	131,187	*
Kay N. Sears	7,254	*
Jacqueline E. Yeaney	—	—
All current directors and executive officers as a group (14 persons) (15)	2,388,503	2.0
____________________________________
*    Less than 1% of the outstanding shares of common stock.
(1)This table is based upon information supplied by officers, directors and principal stockholders. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 121,723,247 shares outstanding on March 22, 2024. Shares of common stock issuable under options that are exercisable as of March 22, 2024 or within 60 days of March 22, 2024 and shares underlying restricted stock units, or RSUs, that are vested but not yet settled as of March 22, 2024 or will vest within 60 days of March 22, 2024 are deemed beneficially owned, and such shares are used in computing the percentage ownership of the person holding the options or RSUs, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Shares underlying all vested but not yet settled RSUs held by each of our non-employee directors will be released six months following the termination of such director’s service.
(2)This information has been obtained from a Schedule 13G/A filed on February 14, 2024 by Baron Capital Group, Inc. and affiliated persons and entities, which states that Baron Capital Group, Inc. and Ronald Baron have shared voting power with respect to 13,567,775 of the shares and shared dispositive power with respect to all of the shares. The principal business address of these persons and entities is 767 Fifth Avenue, 49th Floor, New York, New York 10153.
(3)This information has been obtained from a Schedule 13G/A filed on February 13, 2024 by The Vanguard Group, which states that the Vanguard Group, Inc. has shared voting power with respect to 111,873 of the shares, sole dispositive power with respect to 11,531,466 of the shares, and shared dispositive power with respect to 221,871 of the shares. The principal business address of The Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.
(4)This information has been obtained from a Schedule 13G/A filed on January 24, 2024 by BlackRock, Inc., which states that BlackRock, Inc. has sole dispositive power with respect to all of the shares and sole voting power with respect to 11,119,063 of the shares. The principal business address of BlackRock, Inc. is 50 Hudson Yards, New York, New York 10001.
(5)This information has been derived from a Schedule 13D/A filed on March 11, 2022 by Baralonco Limited which states that Baralonco Limited, the estate of the late Khalid bin Abdullah bin Abdulrahman, and Fahd bin Khalid bin Abdullah bin Abdulrahman, as legal representative of the estate, have shared voting power and shared dispositive power with respect to all of the shares. The principal business address of Baralonco Limited is: Craigmuir Chambers, P.O. Box 71, Road Town, Tortola, British Virgin Islands VG1110.
(6)This information has been obtained from a Schedule 13G/A filed on February 9, 2024 by Capital International Investors, which states that Capital International Investors, a division of Capital Research and Management Company, has sole voting power and sole dispositive power with respect to all of the shares. The principal business address of Capital International Investors is 333 South Hope Street, 55th Floor, Los Angeles, California 90071.
(7)Includes 53,300 shares of common stock held by the Matt and Ann Desch Foundation, a charitable foundation, over which the reporting person has voting and investment power.
(8)Includes 49,570 shares issuable upon exercise of stock options.
(9)Includes 27,154 shares issuable upon exercise of stock options.
(10)Includes 38,355 shares issuable upon exercise of stock options and 114,608 shares underlying vested RSUs and 239 shares underlying unvested RSUs that will vest within the next 60 days. Also includes 20,000 shares of common stock held by The Robert and Kate Niehaus Foundation, a nonprofit tax-exempt organization, over which Mr. Niehaus possesses voting and investment power.
(11)Consists of 192,544 shares underlying vested RSUs and 36,682 shares held by a grantor retained annuity trust of which Mr. Canfield is the trustee and sole annuitant.
(12)Consists solely of shares underlying vested RSUs.
(13)Includes 82,692 shares underlying vested RSUs and 118,762 shares held by a grantor retained annuity trust of which Mr. Krongard is the trustee and the sole annuitant. Excludes 160,983 shares held by The Krongard Irrevocable Equity Trust dated June 30, 2009, a trust held for the benefit of Mr. Krongard’s children of which Mr. Krongard’s wife is the trustee.
(14)Includes 3,750 shares issuable upon exercise of stock options and 122,482 shares underlying vested RSUs.
(15)Includes 118,828 shares issuable upon exercise of stock options, 572,935 shares underlying vested RSUs and 1,752 shares underlying RSUs that will vest within 60 days of March 22, 2024.

DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.
To our knowledge, based solely on a review of the copies of such reports filed on the SEC’s EDGAR system and written representations that no other reports were required during 2023, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were timely complied with, except for (i) one report that was filed one day late by Mr. Krongard, one of our directors, reporting one transaction for his annual grant of RSUs for service as a director, (ii) one report that was filed late by Mr. Niehaus, reporting one transaction for the issuance of 237 additional RSUs as a result of changes in his Board committee service, and (iii) one report that was filed late by four of our executive officers, Messrs. Fitzpatrick, Hartin and Scheimreif and Ms. Morgan, each reporting one transaction for the withholding of shares underlying restricted stock units solely to pay taxes associated with the officer becoming retirement eligible under our employee benefit plans and the resulting early vesting of the restricted stock units (in each case less than 1,000 shares withheld).

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2023:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1) (a)	Weighted-average exercise price of outstanding options, warrants and rights(1) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(2) (c)
Equity compensation plans approved by security holders:	3,471,735	$2.25	7,816,139
Equity compensation plans not approved by security holders(3):	—	—	—
Total	3,471,735	$2.25	7,816,139
____________________________________
(1)Includes 2,795,013 shares issuable upon the settlement of restricted stock units without consideration. The weighted average exercise price of the outstanding options and rights other than these restricted stock units is $11.55 per share. There are no warrants outstanding under our equity compensation plans.
(2)The number of shares of common stock available for issuance under our Amended and Restated 2015 Equity Incentive Plan is reduced by (i) one share for each share of common stock issued pursuant to an appreciation award, such as a stock option or stock appreciation right with an exercise or strike price of at least 100% of the fair market value of the underlying common stock on the date of grant, and (ii) 1.8 shares for each share of common stock issued pursuant to any stock award that is not an appreciation award, also known as a “full value award.”
(3)We do not maintain any equity compensation plans that were not approved by our stockholders.

COMPENSATION DISCUSSION AND ANALYSIS
Background
This Compensation Discussion and Analysis explains our compensation philosophy, policies and practices for the following current executives, who are referred to in this Proxy Statement as our named executive officers:

Name	Title
Matthew J. Desch	Chief Executive Officer
Thomas J. Fitzpatrick	Chief Financial Officer and Chief Administrative Officer
Suzanne E. McBride	Chief Operations Officer
Bryan J. Hartin	Executive Vice President, Sales and Marketing
Scott T. Scheimreif	Executive Vice President, Government Programs
We present our Compensation Discussion and Analysis in the following sections:
1. Executive Summary (page 27). In this section, we provide an overview of our business and 2023 performance highlights, discuss certain aspects of our executive compensation program, and discuss the response of our Compensation Committee to the 2023 stockholder advisory vote on named executive officer compensation.
2. Executive Compensation Program (page 31). In this section, we describe our executive compensation philosophy, the use of a compensation consultant and peer group data, and the material components of our executive compensation program. We also describe the reasons for providing, and manner of structuring, the key compensation elements in 2023.
3. Other Executive Compensation Matters (page 42). In this section, we provide a brief overview of our policies related to equity compensation grants and prohibition of hedging and pledging transactions involving our stock, minimum stock ownership, change in control, severance and employee benefits, and executive compensation clawbacks. We also review the accounting and tax treatment of compensation and the relationship between our compensation program and risk.
Executive Summary
Business Overview. We are engaged primarily in providing mobile voice and data communications services using a constellation of orbiting satellites. We are the only commercial provider of communications services offering true global coverage, connecting people, organizations and assets to and from anywhere, in real time. Our low-earth orbit (LEO) satellite network provides reliable, weather-resilient communications services to regions of the world where terrestrial wireless or wireline networks do not exist or are limited, including remote land areas, open ocean, airways, the polar regions and regions where the telecommunications infrastructure has been affected by political conflicts or natural disasters.
We provide voice and data communications services to businesses, the U.S. and foreign governments, non-governmental organizations and consumers via our satellite network, which has an architecture of 66 operational satellites with in-orbit spares and related ground infrastructure. We utilize an interlinked mesh architecture to route traffic across the satellite constellation using radio frequency crosslinks between satellites. This unique architecture minimizes the need for ground facilities to support the constellation, which facilitates the global reach of our services and allows us to offer services in countries and regions where we have no physical presence.
Our constellation supports broadband and midband offerings like Iridium Certus®, innovative products in Internet of Things, or IoT, like the Iridium Edge® line, and cloud connectivity with Iridium® CloudConnect. We continue to introduce new products and services, including Iridium GO! exec®, our latest generation WiFi hotspot product that is built on our new Iridium Certus 100 technology, and Iridium Messaging Transport® (IMT®), our next generation IoT technology for Iridium CertusTM terminals.
2023 Business Highlights. We had another strong year in 2023, reporting record total revenue and continued strong cash flow. The continued success of our wholesale business model is a testament to the strength of our global partner network and the growing demand for Iridium’s safety services and mobility platform.
In 2023, we generated total revenue of $790.7 million, a 10% year-over-year increase, and ended the year with 2,279,000 worldwide subscribers, a 14% year-over-year increase. Commercial voice and data revenue increased $26.1 million, or 14%, from the prior year primarily due to an increase in average monthly revenue per unit resulting from certain price increases in access fees and an increase in volume across voice and data services. Commercial IoT revenue increased $16.0 million, or 13%, compared to the prior year, driven by an 18% increase in IoT billable subscribers from the end of 2022 to 1,709,000 customers at the end of 2023, driven by continued strength in consumer personal communications devices.
In addition to delivering strong subscriber growth and financial performance, we continued to leverage our strong free cash flow position and execute on stockholder-friendly activities in 2023. For example, during 2023 we repurchased $247.0 million of our common stock through our ongoing share repurchase program, which allows us to repurchase up to $1.0 billion of our common stock through December 31, 2025. Further, our Board of Directors initiated a quarterly dividend and declared and paid a cash dividend on our common stock for each of the four quarters during 2023, resulting in total dividend payments of approximately $65 million.
In addition, in the fourth quarter of 2023, we increased the estimated useful life of our satellites by five years, which extends the life of our satellites to 17.5 years for accounting purposes. This is a positive development that supports our expected capital expenditures holiday and has no effect on our cash flows; however, the change in accounting estimate has the effect of reducing the amount of hosted payload revenue we recognize each quarter by spreading fixed hosting fee payments over a longer term. In order to avoid an unintended impact on our compensation programs with respect to this positive development, which was not foreseeable when the applicable performance targets were set, the Compensation Committee determined to measure service revenue and operational EBITDA without including the effect of this change in accounting estimate for purposes of our compensation programs with performance targets that were set based on the previous estimate of the useful lives of our satellites.
Important Features of our Executive Compensation Program. Our executive compensation program is designed to attract, reward and retain a talented, innovative and entrepreneurial team of executives to fulfill our business objectives. To do so, we believe that a majority of our executives’ target compensation should be based on performance, both of the individual and of our business. We structure our variable compensation programs to recognize both short-term and long-term contributions. The important features of our executive compensation program include:
•Annual Incentives Tied to Performance – Our executive compensation is heavily weighted toward at-risk, performance-based compensation in the form of an annual incentive bonus opportunity that is based on achievement of a combination of financial, strategic and operational goals selected annually by our Compensation Committee and an equity program that is also linked to future performance and continued service. Additionally, we typically pay a portion of each annual incentive bonus granted to our employees, including executives, in the form of equity awards. For 2023, the first 60% of each executive’s target annual incentive bonus award was paid in the form of restricted stock units, or RSUs, that vested only upon the Compensation Committee’s certification of achievement of pre-established performance goals and continued service through the vesting date in March 2024, and the remaining amount was paid in cash.
•Significant Percentages of Compensation At-Risk – As reflected in the charts below, in 2023, at-risk compensation represented approximately 89% of our chief executive officer’s total direct compensation, and an average of 84% of our other named executive officers’ total direct compensation (in each case, as reported in our 2023 Summary Compensation Table). In 2023, at-risk compensation consisted of (1) annual incentive bonus awards paid in RSUs and cash and (2) long-term time-based and performance-based RSU grants. No stock option grants were made to any of our executives during 2023.

•Performance-Based Equity Awards – Fifty percent of the annual long-term equity-based incentive awards vest only upon the achievement of pre-established performance criteria and, if such performance criteria are met, are subject to additional service-based vesting thereafter.
•Reasonable Cash Severance Amounts – The cash severance benefits that we offer to our executives are reasonable and do not exceed two times their respective base salaries and annual incentive bonus awards.
•Limited Executive Perquisites – We provide limited perquisites to our executive officers, in 2023 consisting only of financial planning services for executive officers other than our chief executive officer.
•No Excise Tax Gross-Up Benefits – We do not provide our executive officers with any excise tax gross-ups.
•No Pension or SERP Benefits – We do not provide any defined benefit pension plans or supplemental employee retirement plans to our executive officers.
•Meaningful Executive Stock Ownership Guidelines – As further described below, our executives are required to comply with our stock ownership guidelines, which we adopted more than a decade ago. Under these guidelines, our chief executive officer is required to accumulate shares of our common stock with a value equal to four times his annual base salary, and our executive vice presidents, including our chief financial officer, chief operations officer and chief legal officer, are required to accumulate shares of our common stock with a value equal to two times their annual base salaries.
•Prohibition of Hedging and Pledging Transactions – Our insider trading policy prohibits our employees, including our executives, directors and consultants, from hedging or pledging the economic interest in the Iridium shares they hold.
•Use of Independent Compensation Consultant – Our Compensation Committee has retained an independent third-party compensation consultant for guidance in making compensation decisions.
•Use of Peer Group and Market Data – Our Compensation Committee reviews market practices and makes internal comparisons among our executives when making compensation decisions.
•Incentive Compensation Recovery Policy – In connection with the implementation of SEC and stock exchange clawback policy requirements, our Board adopted a new compensation recovery policy effective in October 2023 that would require us to recover cash and equity compensation from an executive officer in the event we are required to restate our financial results due to material noncompliance with financial reporting requirements effective for compensation received after October 2, 2023, which is compliant with the new requirements. Our prior compensation recovery policy, adopted in 2019, will remain in effect for periods prior to the applicability of the new policy.

•Appropriate Compensation Risk – We structure our executive compensation programs to minimize the risk of inappropriate risk-taking by our executives.
Pay-for-Performance Philosophy. Our Compensation Committee applies a pay-for-performance philosophy and structures a significant portion of our named executive officers’ target total direct compensation to be variable, at risk and tied directly to our performance over the short- and long-term. Our 2023 annual incentive bonus plan and performance-based equity award payouts illustrate this core objective. The performance goals for our annual incentive plan and the performance goals for our performance-based RSU program, each as discussed below, were adopted by our Compensation Committee in February 2023. Our chief executive officer and our other executive officers received a payout of 89% of their target bonuses under our 2023 incentive bonus plan. The payout was the result of achieving 98.2% of our 2023 operational EBITDA financial target, as well as achieving some, but not all, of our strategic and operational goals set forth in the bonus plan for 2023. As described above, the measurement of operational EBITDA was determined excluding the impact of the change in accounting estimate for the useful lives of our satellites that was effective in the fourth quarter of 2023. Consistent with prior years, the Compensation Committee assigned a significant weight to the operational EBITDA goal in 2023, which represented 65% of the target incentive bonus, with a possible increase for exceeding the operational EBITDA target, scaling up to an additional 65% for achievement up to 105.6% of the target level. Under the terms of our 2023 annual incentive bonus plan, 60% of each executive’s target incentive bonus earned for the 2023 calendar year was paid in the form of shares of our common stock pursuant to RSUs granted under our Amended and Restated 2015 Equity Incentive Plan, or our 2015 Plan, with the remaining amount paid in cash. The number of RSUs subject to the target awards was calculated by dividing a dollar value target by the closing price of our common stock on March 1, 2023, the date of grant for such awards.
Paying a portion of our executives’ target annual incentive bonus awards in the form of equity awards further aligns our compensation program with the interests of our stockholders because the awards only vest based upon achievement of our key corporate objectives and the value of the award can increase or decrease with the value of our stock price.
We also maintain a performance-based RSU program for our executives, including our named executive officers, to link our equity-based awards to achievement of specific financial performance targets and further align the interests of our executives with those of our stockholders. Achievement of these awards is determined on a sliding scale based on specified achievement levels for the performance metrics over a two-year performance period. Since inception of this program in 2013, the percentage of these performance-based RSUs that have vested, as a percentage of the target achievement, by grant year through 2022, is as follows:

160
140
120
100
80
60
40
20
0
68.4
150.0
67.3
100.9
106.3
117.4
103.5
64.4
150.0
150.0
2013
2014
2015
2016
2017
2018
2019
2020
2021
2022
Percentage Vesting of Target

Once the level of performance has been determined for the two-year performance period, these performance-based RSUs are subject to further time-based vesting for retention purposes, with 50% eligible to vest on March 1, shortly after the performance goal achievement is certified, and 50% eligible to vest one year later. We believe that the structure of this program underscores the emphasis on rewarding our executive officers based on actual company performance. We continue to grant awards under this program because we believe performance-based equity contributes to our goal of heavily weighting executive compensation toward performance-based compensation. The achievement percentage for awards granted in 2023 will be determined in 2025, and for awards granted in 2024, it will be determined in 2026.
During 2023, we also granted long-term incentives in the form of RSUs subject to time-based vesting to promote retention and long-term decision-making. The value that may be realized from these equity awards is directly tied to our stock price performance over a multi-year period, during which time a named executive officer must continue to provide effective and satisfactory services to us for such equity awards to vest.
2023 Say-on-Pay Vote. We conduct an advisory vote on executive compensation, or say-on-pay vote, on an annual basis. At our annual meeting of stockholders in 2023, approximately 96.2% of the votes cast on the say-on-pay proposal supported the proposal, which we believe indicates strong support for our executive compensation program as currently structured. Our Board and our Compensation Committee value the opinions of our stockholders, and we believe that it is important for our stockholders to have an opportunity to vote on this proposal annually, which is consistent with the frequency preferred by our stockholders who voted on the preferred frequency at our stockholder meeting in 2023. Our Compensation Committee’s decisions regarding compensation for 2023 reflected our say-on-pay vote in 2022, which was supported by approximately 95.5% of the votes cast on the proposal. In addition to our annual advisory vote on executive compensation, we are committed to ongoing engagement with our stockholders on executive compensation and corporate governance issues.
Our Compensation Committee has considered the results of the advisory vote in the context of our overall compensation philosophy, policies and decisions. After discussing the levels of support each year in favor of the proposals and considering the Compensation Committee’s continued use of the measures we adopted in response to previous advisory votes to further align management and stockholder interests, including stock ownership guidelines, a performance-based RSU program and adoption of a compensation recovery policy, our Compensation Committee decided to generally maintain a consistent course for 2023 compensation decisions.
Our Compensation Committee will continue to seek and monitor feedback from our stockholders on our executive compensation program and will consider such feedback in future compensation actions.
Executive Compensation Program
Objectives of Our Executive Compensation Program
Our executive compensation program emphasizes a total compensation philosophy, focused on pay-for-performance, inclusive of both cash and equity incentives, and a mix of long-term and annual compensation. We design our executive compensation programs to:
•provide a competitive compensation package to attract and retain talented individuals to manage and operate all aspects of our business;
•motivate our executives to achieve corporate and individual objectives that promote the growth and profitability of our business, as measured by objective goals; and
•align the interests of our executive officers with those of our stockholders.
To meet these objectives, we provide fixed base salary, performance-based annual incentives, in both cash and RSUs, performance-based and time-based long-term equity incentive awards, broad-based employee benefits with limited perquisites, and responsible severance benefits. We do not have formal policies for allocating compensation between long-term and currently paid-out compensation, or between cash and non-cash compensation, but rather, the Compensation Committee makes determinations regarding the allocation of compensation based on the best interests of our company, with the goal of encouraging and rewarding performance. Aggregate equity incentive award target values for our executive officers, expressed in dollars, are generally allocated 50% to time-based vesting awards and 50% to awards under our performance-based RSU program to provide retentive value and reward achievement of our corporate strategic objectives.

Role of the Compensation Committee
Our Compensation Committee is generally responsible for reviewing, modifying, approving and otherwise overseeing the compensation policies and practices applicable to our executive officers, directors, and other members of senior management, including the administration of our equity plans and employee benefit plans which support our broader employee population. As part of this responsibility, the Compensation Committee establishes, reviews and modifies the compensation structure for our named executive officers. However, the Compensation Committee may, in its discretion and in accordance with the philosophy of making all information available to our Board, present executive compensation matters to the entire Board for its review and approval.
As part of its deliberations in any given year, the Compensation Committee may review and consider materials, such as studies and reports prepared by its compensation consultant; other publicly available information, such as compensation surveys; financial reports and projections; operational data; tax and accounting information that set forth the total compensation that may become payable to executives in various hypothetical scenarios; executive and director stock ownership information; our common stock performance data; analyses of historical executive compensation levels and current company-wide compensation levels; and the recommendations of our chief executive officer and the Compensation Committee’s independent compensation consultant.
Role of Management
Our Compensation Committee solicits and considers the performance evaluations and compensation recommendations for our named executive officers submitted by our chief executive officer. Generally, our chief executive officer and our chief legal officer attend meetings of the Compensation Committee. The Compensation Committee conducts a formal performance evaluation of each of our named executive officers annually, with informal commentary discussed as needed throughout the year. Our chief executive officer prepares and presents these evaluations and recommendations to our Compensation Committee outside of the presence of any other executive officers. However, our Compensation Committee retains the final authority to make all compensation decisions. Our Compensation Committee meets in executive session after our chief executive officer has reviewed his evaluations and reports back to management on the results of their deliberations.
Our legal, finance and human resources departments work with our chief executive officer to design and develop recommended compensation programs for our named executive officers and other senior executives, to recommend changes to existing compensation programs, to recommend financial and other performance targets to be achieved under those programs, to prepare analyses of financial data, to prepare peer data comparisons and other briefing materials, and ultimately to implement the decisions of the Compensation Committee. Members of our legal department also meet separately with the Compensation Committee’s independent compensation consultant to convey information on proposals that management may make to the Compensation Committee, as well as to allow the consultant to collect information about us to develop its own proposals. No executive officer participated directly in the final determinations of the Compensation Committee regarding the amount of any component of his or her own 2023 compensation package.
Use of Compensation Consultant
In the fall of 2022, our Compensation Committee engaged ClearBridge Compensation Group LLC (“ClearBridge”), a national executive compensation consulting firm, as its independent compensation consultant to assist the Compensation Committee with evaluating our executive and director compensation programs and to make recommendations for our 2023 compensation program to ensure that our programs remain competitive in attracting and retaining talented executives, directors and employees. In general, as part of its review in advance of our 2023 calendar year, ClearBridge provided the Compensation Committee with the following services:
•assisted the Compensation Committee with evaluating our executive and director compensation programs and made recommendations for our 2023 compensation programs to ensure that our programs remain competitive in attracting and retaining talented executives, directors and employees;
•assisted the Compensation Committee in reviewing and developing an updated group of peer companies to use as a reference in making 2023 compensation decisions;
•assisted with the further development of the Compensation Committee’s executive pay philosophy;
•evaluated corporate governance best practices;

•reviewed our equity incentive plan utilization;
•prepared an analysis of our compensation practices with respect to base salaries, annual bonuses and long-term incentive grants against market practices; and
•reviewed and provided recommendations on the compensation program for our non-employee directors.
In the fall of 2023, ClearBridge performed a similar set of services for our Compensation Committee in making its 2024 compensation decisions.
The Compensation Committee has the authority to hire and terminate its compensation consultant. We pay the cost for the consultant’s services. Representatives of the compensation consultant attend meetings of the Compensation Committee at the request of the Compensation Committee. The Chairman of the Compensation Committee also communicates separately with the compensation consultant at his discretion. If and as requested by the Compensation Committee, the compensation consultant gathers information from management necessary to perform its duties to the Compensation Committee. In addition, as described above, members of our legal department also meet separately with the compensation consultant to convey information on proposals that management may make to the Compensation Committee. ClearBridge has not provided any other services to us related to executive compensation or non-executive director compensation.
The Compensation Committee regularly reviews the performance and independence of its compensation consultant and of each individual employee of the consulting firm who directly provides services to us. The Compensation Committee annually considers whether the compensation consultant should continue to serve as its independent advisor. The Compensation Committee requested information from the compensation consultant about potential conflicts of interest, and in particular, considered the fact that ClearBridge has not provided other executive compensation services to us and that the individual representatives of ClearBridge who work directly with the Compensation Committee have no other business or personal relationships with us, our management or the Board. The Compensation Committee also considered ClearBridge’s policies on ethics, stock ownership and conflicts of interest, and the fact that the total revenue that ClearBridge received from us in 2023 did not constitute a material percentage of its gross revenues. As a result, the Compensation Committee concluded that there was no conflict of interest with respect to ClearBridge providing services to the Compensation Committee.
Use of Peer Data
In the fall of 2022, the Compensation Committee engaged ClearBridge to review and provide recommendations for updating our peer group in preparation for compensation decisions made for 2023. Based on ClearBridge’s recommendations, our revised peer group used for 2023 compensation decisions included 16 public companies in the satellite/communications, aerospace/defense and technology industries with revenues generally comparable to ours. The revised peer group reflected the removal of two companies, Vonage Holdings Corporation and ORBCOMM Inc., from the prior peer group that had been acquired or were no longer public. Our peer group used for 2023 compensation decisions consisted of the following companies:
Peer Group Companies Used for 2023 Compensation Decisions

8x8, Inc	Hexcel Corporation
AeroVironment, Inc.	Kratos Defense & Security Solutions, Inc.
Axon Enterprise, Inc.	ManTech International Corporation
Bandwidth, Inc.	Maxar Technologies Inc.
Calix, Inc.	Mercury Systems, Inc.
Cogent Communications Holdings, Inc.	Shenandoah Telecommunications Company
Commvault Systems, Inc.	Tenable Holdings, Inc.
Echostar Corporation	Viasat, Inc.

In the fall of 2023, ClearBridge again reviewed and updated its recommendations for our peer group. Based on ClearBridge’s recommendations, our revised peer group used for 2024 compensation decisions included 16 public companies in the satellite/communication, aerospace/defense and technology industries with revenues generally comparable to ours. The revised peer group reflects the removal of two companies, ManTech International Corporation and Maxar Technologies Inc., from the prior peer group that had been acquired, and the addition of two companies that met the appropriate selection criteria for inclusion. The selected companies were:
Peer Group Companies Used for 2024 Compensation Decisions

8x8, Inc.	Hexcel Corporation
AeroVironment, Inc.	Kratos Defense & Security Solutions, Inc.
Axon Enterprise, Inc.	Lumentum Holdings Inc.
Bandwidth, Inc.	Mercury Systems, Inc.
Calix, Inc.	Nutanix, Inc.
Cogent Communications Holdings, Inc.	Shenandoah Telecommunications Company
Commvault Systems, Inc.	Tenable Holdings, Inc.
EchoStar Corporation	Viasat, Inc.
Our Compensation Committee does not make decisions solely based on peer data but refers to peer data to help ensure that target compensation amounts selected by the Compensation Committee do not materially deviate from market practices and that target amounts provide fair compensation given individual and company performance. In particular, for 2023 compensation decisions, the Compensation Committee requested data from ClearBridge at the 25th percentile, median and 75th percentile of the peer group for base salary, target annual incentive bonus, aggregate equity award value, and total target compensation. However, individual compensation decisions may deviate from peer data, as our Compensation Committee discussed the peer data and made the 2023 compensation decisions in the context of:
•the differences in our executives’ responsibilities and tenure, as compared to the executives in our peer group, as title is not always determinative of the comparability of role from one organization to another;
•the experiences, knowledge and business judgment of each executive;
•corporate and individual performance, which includes setting target compensation opportunities after taking into account, in a subjective fashion, performance in the prior year, as well as the anticipated demands on the executive in the coming year;
•the desire to maintain target pay opportunities and allocations between cash and equity at levels that were consistent with historical pay levels for each of our executives, given the responses to our past say-on-pay proposals;
•the Compensation Committee’s desire to increase the base salaries of our named executive officers from their fiscal 2022 levels, which had been frozen since 2020, in order to better align with market competitive data and reflect each executive officer’s responsibilities for 2023; and
•internal pay equity, which we view from the perspective that (1) the target total compensation of our executive officers, other than our chief executive officer, should be within two separate relatively narrow ranges, and (2) the target total compensation of our chief executive officer should be meaningfully higher than that of our other officers, in each case, given the relative weight of their responsibilities and ability to impact our corporate performance.

Reasons for Providing, and Manner of Structuring, the Key Compensation Elements in 2023
We strive to recognize our executive team’s efforts by compensating our named executive officers for the increased demands associated with our business through three elements that are designed to reward performance in a simple and straightforward manner: (i) base salaries; (ii) annual, performance-based bonuses; and (iii) long-term equity awards. The purpose and key characteristics of each of these elements paid and awarded in 2023 are summarized below.

Element	Purpose	Key Characteristics

Base Salary	Provides a fixed level of compensation for performing the essential day-to-day elements of the job; gives executives a degree of certainty in light of having a majority of their compensation at risk.	Fixed compensation that is reviewed annually and adjusted if and when appropriate; reflects each executive officer’s performance, experience, skills, level of responsibility, and the breadth, scope and complexity of the position as well as the competitive marketplace for executive talent specific to our industry.
Annual Incentive Bonus Program	Motivates executive officers to achieve corporate and individual business goals, which we believe increase stockholder value, while providing flexibility to respond to opportunities and changing market conditions.
Annual incentive award based on corporate and individual performance compared to pre-established goals, with a portion of the target award paid in the form of RSUs subject to vesting based on attainment of performance goals and continued service through vesting date.

Corporate goals focus on overarching objectives for the organization, while individual objectives represent key performance expectations at the departmental or individual level.

Corporate goals were derived from our Board-approved operating plan for 2023 and aligned with our business strategy and weighted by relative importance in 2023 so that achievement can be objectively measured.

Long-Term Equity Incentives (RSUs)
Motivates executive officers to achieve our business objectives by tying compensation to the performance of our common stock over the long term and, with respect to performance-based RSUs, the achievement of key performance goals selected by our Compensation Committee.

RSU awards vesting based upon achievement of specified corporate goals measured over a two-year period and further subject to additional time-based vesting, as well as RSUs vesting over four years based on continued service; the ultimate value realized varies with the price of our common stock.

In determining the aggregate size of equity grants in any given year, the Compensation Committee considers the factors described above under “Base Salaries” as well as data from our peer group and performance of the individual executive.

Other Compensation	Provides benefits that promote employee health and welfare, which assists in attracting and retaining our executive officers.
Indirect compensation element consisting of programs such as medical, vision, dental, life and accidental death and disability insurance, as well as a 401(k) plan with a company matching contribution and other plans and programs made available to eligible employees, such as financial planning.

2023 Base Salary
In February 2023, the Compensation Committee reviewed the base salaries for our executive officers. After freezing our executive officers’ base salaries for two years in a row at their 2020 level in order to control costs in light of the uncertainty presented by the COVID-19 pandemic while providing additional amounts for non-executive pay raises, the Compensation Committee approved the 2023 base salaries for our named executive officers as set forth in the table below. Based on the Compensation Committee’s review of competitive market data, each executive officer’s responsibilities for 2023, and internal pay equity, each named executive officer’s base salary was increased by 4% (other than Ms. McBride’s base salary, which was increased by 9% to align her base salary more closely with competitive market data).

Name	2020-2022 Base Salary ($)	2023 Base Salary ($)(1)	Merit % Increase
Matthew J. Desch	952,460	990,558	4%
Thomas J. Fitzpatrick	571,475	594,334	4%
Suzanne E. McBride	421,070	458,966	9%
Bryan J. Hartin	375,032	390,033	4%
Scott T. Scheimreif	364,315	378,887	4%
____________________________________
(1)    Salary increases were effective April 3, 2023. Reflects annual base salary assuming a 260-workday year. Actual salary paid is based on number of actual workdays in year.
2023 Bonuses
2023 Bonus Plan. In February 2023, the Compensation Committee approved our 2023 performance bonus plan, or our 2023 bonus plan, which operated under the terms of our 2015 Plan. Our 2015 Plan, which was most recently approved by our Board and our stockholders in 2023, allows for the granting of performance-based compensation opportunities as amounts paid contingent upon the achievement of pre-established stockholder-approved performance goals. The Compensation Committee had the discretion to increase or reduce the amount of any bonus award payable to any participant in the 2023 bonus plan.
Target Bonus Opportunities. In February 2023, the Compensation Committee approved a target incentive bonus award opportunity for each executive, defined a minimum bonus award as zero, set corporate target and stretch goals that could result in achievement up to 180% of target bonus opportunity, which amount could then be decreased or increased by the Compensation Committee based on an individual performance factor ranging from 0% to 150%, subject to a maximum award equal to 200% of the overall target level. Based on the Compensation Committee’s review of competitive market data and internal pay equity, and consistent with our philosophy that a significant portion of each executive’s total target compensation should be performance-based, the target bonus opportunities (expressed as a percentage of annual base salary) for 2023 for the CEO and the other named executive officers were increased by 10% and 5%, respectively, as compared to 2022 levels. The respective target bonus opportunities for 2023 for our named executive officers were:

Name	2023 Target Bonus Opportunity ($)(1)	2023 Target Bonus Opportunity (% of salary)
Matthew J. Desch	981,033	100%
Thomas J. Fitzpatrick	470,896	80%
Suzanne E. McBride	359,594	80%
Bryan J. Hartin	251,084	65%
Scott T. Scheimreif	243,909	65%
____________________________________
(1)    Derived from actual salary paid as reflected in our 2023 Summary Compensation Table multiplied by the target bonus opportunity.

2023 Bonus Plan Structure and Metrics. As adopted, the 2023 bonus plan contained both metrics to judge performance and methodology for calculating actual bonuses paid, as follows:
•The dollar value of the actual bonus award for each executive under the 2023 bonus plan was to be calculated by multiplying the executive’s target bonus opportunity (as adjusted based on actual salary earned) by a corporate performance factor determined by the Compensation Committee, which could range from 0% to 180% based on the level of achievement of the corporate performance goals discussed below.
•The corporate performance factor would equal the sum of the level of achievement of one financial, several strategic and several operational performance goals.
•The resulting amount could then be reduced or increased by the Compensation Committee based on an individual performance factor ranging from 0% to 150% (the final amount, representing the product of (x) the executive’s target bonus opportunity, (y) the corporate performance factor, and (z) the individual performance factor, being the “Actual Bonus Award”), subject to a maximum Actual Bonus Award equal to 200% of the target level.
•Sixty percent of each executive’s target bonus opportunity was granted in the form of RSUs, or the Bonus RSUs, that were eligible to vest on March 2, 2024, upon the Compensation Committee certifying achievement of the performance goals in February 2024. The number of Bonus RSUs was calculated by dividing the target dollar amount by the closing price of the Company’s common stock on March 1, 2023, the date of grant of the Bonus RSUs.
•To the extent the Actual Bonus Award calculated according to the methodology above would exceed the dollar value of the Bonus RSUs on the date of grant, the excess amount would be paid to the executive in cash.
•To the extent the Actual Bonus Award calculated according to the methodology above would be less than the dollar value of the Bonus RSUs on the date of grant, the excess Bonus RSUs that did not vest would be forfeited by the executive.
•To be eligible for a bonus under the 2023 bonus plan, the executive was required to remain employed by us through the date upon which the Bonus RSUs actually vested in the first quarter of 2024, after the Compensation Committee certified achievement of the performance goals, and the date any amount of the Actual Bonus Award that exceeded the dollar value of the Bonus RSUs was to be paid in cash, except as otherwise provided in an executive’s employment agreement in connection with a termination of employment.
•For 2023, the corporate performance factor was the sum of the achievement levels of the following corporate goals, as further described below:

Performance Goal	Target Performance Weighting	Potential Excess Achievement	Actual Achievement
Operational EBITDA(1)	65%	0% to 65% on a sliding scale	59%
Strategic Goals	20%	0% to 10%	15%
Network and Quality Metrics	15%	0% to 5%	15%
Total of Target Weighting	100%	—
Total of Excess Potential Achievement Weightings	—	80%
Maximum Corporate Performance		180%
Actual Performance(2)			89%
____________________________________
(1)    “Operational EBITDA” or “OEBITDA” is defined to equal the OEBITDA we report as full-year performance, as determined by the Compensation Committee, which, for 2023 only, excluded the impact of the change in accounting estimate for the useful lives of our satellites described above. OEBITDA is defined as earnings before interest, income taxes, depreciation and amortization, income (loss) on equity method investments, net, and share-based compensation expenses. We consider the loss on early extinguishment of debt to be financing-related costs associated with interest expense or amortization of financing fees, which by definition are excluded from OEBITDA.
(2)     Our 2023 bonus plan specified that payouts would be rounded to the closest payout percentage integer.

•Operational EBITDA:
•An operational EBITDA target of $473.5 million, weighted at 65%, with a potential stretch payout for performance above the target level, with a maximum additional payout of 65% for performance at or above 105.6% of the target, and a potential lesser payout for performance below target level, with zero payout below 93.8% of the target.
•Strategic Goals:
•U.S. Government Contractual Milestones – a 5% target weighting for achieving specified development and contractual milestones with the U.S. government, with a potential stretch payout of an additional 5% for earning a specified average payout for all fees received from the contract awarded by the government;
•New Product Launch – a 5% target weighting for keeping a specified new product on track for a launch date;
•Strengthen Iridium’s Workforce – a 5% target weighting for hiring high-quality employees within a specified number of days, on average, between the date the position is requested and the date the employment offer is accepted, with a potential stretch payout of an additional 5% for achieving a specified percentage of new hires receiving positive performance ratings; and
•Enable Direct-to-Device Technology – a 5% target weighting for completing our billing, engineering and provisioning requirements to support a partner rollout of a smartphone using our technology.
•Network and Quality Metrics:
•Service Availability – a 5% target weighting for exceeding specified levels of service availability, with a potential stretch payout of an additional 5% for having no more than a specified number, type and duration of outages in 2023;
•Over-the-Air, or OTA, Software – a 5% target weighting for ensuring certain OTA software is deployed by a specified date; and
•Internal System – a 5% target weighting for migrating internal systems onto new services and taking steps to migrate and centralize internal systems toward an improved system design.
At the time the Compensation Committee set our goals for 2023, the Compensation Committee believed that each of the 2023 bonus plan goals was achievable at the target level, but only with significant effort. Our operational EBITDA target for 2023 reflected an approximately 12% increase over our actual results for 2022. Other targets represented the achievement of significant new product milestones and software upgrades, as well as continued improvement across several operational areas.
Performance and Bonus Payouts under 2023 Bonus Plan. In 2023, our performance against our corporate goals resulted in an aggregate corporate performance factor under our 2023 bonus plan of 89%, calculated as follows:
•We achieved operational EBITDA of $463.1 million; this amount was negatively affected by the change in accounting estimate for the useful lives of our satellites in the fourth quarter of 2023, which reduced full-year operational EBITDA by $2.3 million. Because the operational EBITDA target had been set using the previous expected useful satellite life in effect prior to the change in estimate, which was not foreseeable at the time the performance target was set, the Compensation Committee determined that, for purposes of assessing performance of this goal, the achievement would be based on operational EBITDA of $465.4 million, which was 98.2% of our operational EBITDA target, yielding 59% credit under the 2023 bonus plan;
•With respect to our strategic goals, we achieved the target goals for specified U.S. government contractual milestones (yielding 5% credit); the specified time-to-hire improvement (yielding an additional 5% credit); and completion of our billing, engineering and provisioning requirements to support the rollout of a smartphone using our technology (yielding an additional 5% credit), resulting in a combined 15% credit under our strategic goals for 2023; and
•With respect to our network and quality metrics, we achieved the target goal for service availability (yielding 5% credit); the stretch goal for limiting specified type and duration of outages (yielding an additional 5% credit); and the target goal for internal system improvements (yielding an additional 5% credit), resulting in a combined 15% credit under our network and quality metrics for 2023.

In the first quarter of 2024, our chief executive officer shared his evaluations of the individual performance of each of our other named executive officers with the Compensation Committee. Based upon our chief executive officer’s recommendations, the Compensation Committee’s own observations and, with respect to our chief executive officer, based solely upon the Compensation Committee’s review of our chief executive officer’s performance, the Compensation Committee concluded that each executive would receive an individual performance factor of 100%. As a result, the Bonus RSUs vested in full, and executives received the remainder of their earned bonuses in cash, as follows:

Name	Actual Target Bonus Level ($)(1)	60% of Target Bonus Payable in RSUs ($)(2)	RSUs Granted with Fair Value(3) Equal to 60% of Target Bonus (#)	Corporate Performance (%)	Individual Performance (%)	RSUs Vested (#)	Cash Bonus Paid ($)(4)	Actual Bonus Earned ($)(5)
Matthew J. Desch	981,033	571,432	9,278	89	100	9,278	301,687	873,119
Thomas J. Fitzpatrick	470,896	274,260	4,453	89	100	4,453	144,837	419,097
Suzanne E. McBride	359,594	202,077	3,281	89	100	3,281	117,962	320,039
Bryan J. Hartin	251,084	146,215	2,374	89	100	2,374	77,250	223,465
Scott T. Scheimreif	243,909	142,027	2,306	89	100	2,306	75,052	217,079
____________________________________
(1)Derived from actual salary paid as reflected in our 2023 Summary Compensation Table multiplied by the applicable target bonus opportunity.
(2)Represents fair value of shares granted, which was derived from base salary as of March 1, 2023, the date of grant of the Bonus RSUs, using a 260-workday year.
(3)Based on the closing price of our common stock of $61.59 per share on March 1, 2023, the date of grant of the Bonus RSUs, with amount rounded down to the nearest whole share.
(4)Reflects 89% of actual target bonus less the grant date fair value of the Bonus RSUs.
(5)Equal to cash bonus paid plus the grant date fair value of the Bonus RSUs.
Because each named executive officer earned an actual bonus equal to 89% of the executive’s target bonus for the 2023 performance year, all of the Bonus RSUs granted to each named executive officer in March 2023 pursuant to the 2023 bonus plan vested in full in March 2024, and the full number of shares of common stock underlying the Bonus RSUs (representing 60% of the target bonus) were issued to the named executive officers, net of any shares withheld for the required payment of withholding taxes. The remaining 29% of each named executive officer’s bonus was paid in cash in March 2024.
2024 Bonus Plan Structure. In February 2024, our Compensation Committee adopted a similar bonus plan for 2024, or the 2024 bonus plan, for our executives. The Compensation Committee approved a target incentive bonus award opportunity for each executive, defined a minimum bonus award as zero, capped the maximum corporate payout at 190% and capped the maximum bonus award payable at 200% of the overall target level, after taking into account an individual performance factor ranging from 0 to 150%. Pursuant to the 2024 bonus plan, the first 60% of each executive’s target annual performance bonus for the 2024 calendar year, if earned based upon achievement of the performance goals approved by the Compensation Committee, will be paid in the form of RSUs. Accordingly, on March 1, 2024, each of our named executive officers was granted RSUs under our 2015 Plan, which will vest, if at all, based upon our corporate performance and each executive’s individual performance as set forth under our 2024 bonus plan as certified by our Compensation Committee in the first quarter of 2025, subject to each executive’s continued service with us through the vesting date in March 2025. The portion of each executive’s annual performance bonus that exceeds 60% of target, if any, will be paid in cash in March 2025.
Long-Term Equity-Based Incentive Compensation
In 2023, as in past years, we awarded equity in the form of RSUs, which vest based on continued service over a four-year period, as well as equity under our performance share program, which provides for the grant of performance-based RSUs. The Compensation Committee established our performance share program in 2012 to (1) focus key employees on achieving specific performance targets, (2) reinforce a team-oriented approach, (3) provide significant award potential for achieving outstanding performance, and (4) enhance our ability to attract and retain highly talented individuals. Under this program, the Compensation

Committee grants awards to designated key employees, with each award representing a specified maximum number of shares of common stock that may ultimately be earned under each award. The maximum award is calculated by reference to the target award dollar value, which is then converted into a number of shares underlying the RSUs based on the closing price of our common stock on the date of grant. The number of shares ultimately earned and vested under the award is determined based on achievement of performance goals over a two-year performance period and is subject to additional time-based vesting thereafter. The Compensation Committee sets the performance goals to be achievable, but only with significant effort, as illustrated by the lack of vesting and partial vesting of prior year performance-based RSUs, as detailed under the section titled “Compensation Discussion and Analysis—Executive Summary—Pay-for-Performance Philosophy” above.
The Compensation Committee determined an aggregate target award size for each executive in 2023 based principally on (1) the peer data provided by ClearBridge, (2) our internal equity budget for grants for 2023, (3) internal pay equity and individual performance, (4) the recommendations of our chief executive officer and (5) retention of individual executives. In determining these aggregate target award sizes, the Compensation Committee also took into consideration the significant achievements of the executive team during 2022, which included, among other things, (1) generating record total revenue of $721.0 million, a 17% year-over-year increase, and operational EBITDA of $424.0 million, a 12% year-over-year increase, (2) ending the year with 1,999,000 worldwide subscribers, a 16% year-over-year increase, which was driven by growth in commercial IoT, (3) the repurchase of $257 million of our common stock under our repurchase program during 2022, and (4) the Board’s approval in December 2022 of the initiation of a quarterly dividend on our common stock in the first quarter of 2023.
Based on the recommendations of ClearBridge, the Compensation Committee allocated 50% of the target dollar value of each award in the form of RSUs subject to a four-year vesting schedule, and 50% in the form of performance-based RSUs. The Compensation Committee determined that this mix of time-based and performance-based RSUs for 2023 was appropriate to promote our retention, motivation and stockholder alignment goals.
RSU Grants. As described above, the Compensation Committee approved the March 1, 2023 grant of RSUs to each of our executive officers that would be subject to vesting based on continued service over four years, with one-quarter vesting on March 1, 2024, and the remainder vesting thereafter in twelve equal quarterly installments. The vesting of these awards may be accelerated in connection with a qualified retirement under our “sum of 70” program described below under “Compensation Discussion and Analysis—Other Executive Compensation Matters—Employee Benefits.” The number of RSUs granted was equal to the target grant value divided by $61.59, the closing price of our common stock on March 1, 2023, the date of grant of the RSUs, rounded down to the nearest whole share.
The service-based RSUs granted to our named executive officers in 2023 were as follows:

Name	Target Value ($)	Number of Shares Underlying RSU Grant
Matthew J. Desch	3,500,000	56,827
Thomas J. Fitzpatrick	1,250,000	20,295
Suzanne E. McBride	1,250,000	20,295
Bryan J. Hartin	750,000	12,177
Scott T. Scheimreif	750,000	12,177
Performance-Based RSU Grants. In addition, as described above, the Compensation Committee approved target performance-based share awards for our executive officers. The number of RSUs subject to the target performance-based share awards was equal to the target grant value divided by $61.59, the closing price of our common stock on March 1, 2023, the date of grant of the performance-based share awards, rounded down to the nearest whole share.

The performance-based RSUs granted to our named executive officers in 2023 were as follows:

Name	Target Value ($)	Number of Shares Underlying RSU Grant
Matthew J. Desch	3,500,000	56,827
Thomas J. Fitzpatrick	1,250,000	20,295
Suzanne E. McBride	1,250,000	20,295
Bryan J. Hartin	750,000	12,177
Scott T. Scheimreif	750,000	12,177
The actual awards to be earned by each executive will be determined based on the achievement of a specified average percentage increase in our service revenue calculated in accordance with generally accepted accounting principles in the United States, excluding contributions from our Russian subsidiaries, due to the uncertainties surrounding the ongoing war between Russia and Ukraine. For 2023 and 2024, the Compensation Committee also determined to exclude the impact of the accounting change in estimate for the useful lives of our satellites, which had the effect of reducing service revenue in those periods, as described in “Compensation Discussion and Analysis—Executive Summary—2023 Business Highlights” above. The resulting amount after those two adjustments, which we refer to as adjusted service revenue, will be measured for 2023 and 2024 in terms of growth over the immediately preceding year (i.e., we will calculate the average of (i) the percentage increase in adjusted service revenue from 2022 to 2023 and (ii) the percentage increase in adjusted service revenue from 2023 to 2024), with different levels of achievement resulting in vesting as follows:

Awards Earned by Executives
Average Increase in Adjusted Service Revenue (%)	Target Shares to Vest (%)
< 7%	0%
7%	50%
9%	100%
11%	150%
Achievement between 7% and 11% will be interpolated linearly.
Once the level of performance for adjusted service revenue has been determined, the actual awards earned will also be subject to additional time-based vesting, with 50% of the earned shares vesting when the Compensation Committee determines our level of achievement of the performance goals, which will occur in the first quarter of 2025, and the remaining 50% vesting one year thereafter in the first quarter of 2026. If a change in control were to occur before the date the Compensation Committee determines our level of achievement of the performance goals, then, effective as of immediately prior to the change in control, each executive officer’s actual award would vest at the target level, and the actual awards would be subject to the same time-based vesting schedule, with the first vesting date being March 1, 2025 and the second vesting date being March 1, 2026. Performance-based RSU awards may be accelerated in connection with a qualified retirement under our “sum of 70” program, which is described below under “Compensation Discussion and Analysis—Other Executive Compensation Matters—Employee Benefits.”
The service-based RSUs granted to our named executive officers and other employees in 2023 and the performance-based RSUs granted to our named executive officers in 2023 include dividend equivalent rights with respect to vested shares, which allow for a cash payment upon vesting of the RSU award equal to the amount that would have been paid in dividends during the vesting period had the shares underlying the RSU award been outstanding on the dividend payment dates (without payment of any interest). For clarity, with respect to the performance-based RSUs, no dividend equivalents will be paid in cash if the underlying shares do not vest.

Other Executive Compensation Matters
Equity Compensation Policies
As a general matter, the Compensation Committee makes compensatory equity grants no more frequently than on March 1, June 1, October 1 and December 1 of each year. As necessary to meet business needs, the Compensation Committee or the Board may grant equity awards outside of these regularly scheduled dates. Our Compensation Committee followed this schedule in 2023 and made the March 1, 2023 equity grants described above to each of our named executive officers.
Policy Regarding Hedging, Pledging and Short Sales in Our Common Stock
In addition to our stock ownership and holding guidelines described below, our executive officers and directors are subject to our insider trading policy, which prohibits all employees and directors from engaging in short sales, transactions in put or call options, hedging transactions, margin accounts, pledging or other inherently speculative transactions with respect to our stock. We maintain this policy because such transactions, which might be considered short-term bets on the movements of our stock, could create the appearance that the person is trading on inside information. In addition, transactions in options may also focus the person’s attention on short-term performance at the expense of our long-term objectives. We believe this policy serves to further align the interests of our employees, executives and directors with our stockholders’ interests.
Stock Ownership and Holding Guidelines
In 2012, our Compensation Committee adopted stock ownership guidelines for our directors and executives at the level of vice president and above. The Compensation Committee also determined that stock ownership guidelines help align the interests of our executives with those of our stockholders and may act as a risk mitigation device. Each named executive officer subject to the stock ownership guidelines was in compliance with the guidelines as of March 22, 2024.
The stock ownership guidelines are based on a multiple of annual base salary or annual cash retainer, as follows:

Position	Ownership Guideline
Non-Employee Director	4 times annual cash retainer (retainer is currently $50,000)
Chief Executive Officer	4 times annual base salary
Executive Vice Presidents	2 times annual base salary
Senior Vice Presidents	1 times annual base salary
Vice Presidents	1/2 of annual base salary
For purposes of these guidelines, “ownership” includes: (1) shares directly (not just beneficially) owned; (2) shares directly (not just beneficially) owned jointly by the individual and his or her spouse; (3) shares held in trust or other estate planning vehicle (e.g., family limited partnership) for the benefit of the individual and/or his or her family members; (4) shares equal to the number of vested deferred stock units credited to the individual under a deferred compensation arrangement; and (5) shares credited to the individual’s 401(k) plan account.
There is no specific time period within which the individual must attain the applicable stock ownership targets under the guidelines. Rather, until an individual comes into compliance with the guidelines, he or she is required to retain 50% percent of Net Profit Shares from each stock award on exercise, vesting or earn-out. “Net Profit Shares” means: (1) shares received on the vesting or issuance (as applicable) of full value stock awards (e.g., restricted stock, RSUs, performance shares) granted after these guidelines were adopted, net of the number of shares withheld or sold at vesting or issuance to cover taxes; and (2) shares received on the exercise of stock options granted after February 1, 2012, net of the number of shares tendered to us or sold at exercise to cover the exercise price and taxes related to exercise.
Change in Control and Severance Benefits
Under the terms of the employment agreements with each of our executive officers, either we or the executive may terminate the executive’s employment at any time. Each of our named executive officers is eligible, under the terms of his or her respective employment agreement, to receive, in exchange for a release of claims, severance benefits upon the termination of employment either by us without cause or by him or her for good reason, with additional severance benefits provided in the event the termination is in connection with a change in control. The terms and conditions of severance provisions are discussed more fully below under the heading “—Potential Payments upon Termination or Change in Control.” We do not provide any excise tax gross-ups on change-in-control benefits.
These agreements reflect the negotiations with our named executive officers at the time we entered into the agreements, as well as our desire to have a consistent set of benefits across the executive team. Our Compensation Committee considers these severance benefits critical to attracting and retaining high-caliber executives. Additionally, our Compensation Committee believes that additional change-in-control severance benefits minimize the distractions to an executive in connection with a corporate transaction and reduce the risk that an executive officer departs before a transaction is completed. We believe that our existing arrangements allow our executive officers to focus on continuing normal business operations and, in the case of change-in-control benefits, on the success of a potential business combination, rather than worry about how business decisions that may be in our best interest will impact their own financial security. These existing arrangements help ensure stability among our executive officer ranks and are designed to enable our executives to maintain a balanced perspective in making overall business decisions during periods of uncertainty.
Employee Benefits
We provide broad-based medical insurance, dental insurance, vision coverage, and accidental death and dismemberment insurance benefits to our employees, including our named executive officers. We also provide our employees, including our named executive officers, with the opportunity to participate in our 401(k) plan. We match eligible employee contributions dollar for dollar up to 5% of an employee’s salary, with a maximum match per employee of $16,500 in 2023. We believe these insurance and retirement savings benefits are consistent with practices of similarly sized companies and help to recruit and retain key talent at a minimal cost to us.
Beginning in 2022, we offer a company-wide program that provides accelerated vesting of RSU awards held by eligible participants who retire on or after the six-month anniversary (or a later anniversary, in the case of our executive officers, as described below) of the RSU award’s grant date. To be an eligible participant, at the time of retirement, the employee must have attained (1) a minimum age of 55, (2) a minimum of 10 years of continuous service with us or one of our subsidiaries, and (3) a minimum of 70 combined years of age and continuous service with us or one of our subsidiaries. We refer to this as our “sum of 70” program.
With respect to RSU awards granted in 2022, under our sum of 70 program, our chief executive officer must retire on or after the two-year anniversary of the RSU award’s grant date, and our other executive officers must retire on or after the one-year anniversary of the RSU award’s grant date, in order to be eligible for this retirement benefit. With respect to RSU awards granted in 2023, all of our executive officers must retire on or after the one-year anniversary of the RSU award’s grant date in order to be eligible for this retirement benefit. With respect to RSU awards granted in 2024, as well as any future grants, all of our executive officers must retire on or after the six-month anniversary of the RSU award’s grant date in order to be eligible for this retirement benefit. With respect to awards granted under our performance-based RSU program, upon the retirement of an eligible participant under our sum of 70 program, each eligible award held by such participant will vest at the actual award level in accordance with the original vesting schedule set forth in the award agreement, notwithstanding such participant’s termination of employment. Further, beginning with RSU awards granted in 2023, unvested RSUs accelerate upon a participant’s death or “disability” (as such term is defined in the 2015 Plan). Our executive officers do not receive any supplemental retirement benefits.
Perquisites
While they are a relatively small portion of our executives’ total direct compensation opportunities, perquisites and other executive benefits are important to ensure competitiveness at the senior leadership level. We provide our executives, vice-presidents and those employees one level below vice-president with financial counseling services, other than Mr. Desch, who is not eligible for such services. We believe that these financial counseling benefits are important to ensure the financial health of our executive officers, which enables them to focus on our business. Individually and in the aggregate, we believe that the perquisites we provide to our NEOs are comparable in scope to those provided by the companies in our peer group. In considering potential perquisites, the Compensation Committee compares the cost to the value of providing these benefits.
Deductibility of Executive Compensation Under Code Section 162(m)
Under Section 162(m) of the Internal Revenue Code, compensation paid to any publicly held corporation’s “covered employees” that exceeds $1 million per taxable year for any covered employee is generally non-deductible unless the compensation qualifies for certain grandfathered exceptions (including the “performance-based compensation” exception) for certain compensation paid pursuant to a written binding contract in effect on November 2, 2017 and not modified on or after such date.
Although the Compensation Committee will continue to consider tax implications as one factor in determining executive compensation, the Compensation Committee also looks at other factors in making its decisions and retains the flexibility to provide compensation for our named executive officers in a manner consistent with the goals of our executive compensation program and the best interests of our company and its stockholders, which may include providing for compensation that is not deductible due to the deduction limit under Section 162(m).
Accounting Considerations
The accounting impact of our executive compensation program is one of many factors that the Compensation Committee considers in determining the size and structure of that program.
We follow the Financial Accounting Standards Board’s Accounting Standards Codification (ASC) Topic 718 for our stock-based compensation awards. ASC Topic 718 requires us to measure the compensation expense for all stock-based payment awards made to our employees, including our executive officers, and the non-employee members of our Board based on the grant date fair value of these awards. This calculation is performed for accounting purposes and reported in the executive and director compensation tables in this proxy statement, even though the recipient of the awards may never realize any value from the awards.
Compensation Recovery Policy
Effective in October 2023, our Board adopted a new compensation recovery policy that complies with the new listing standards adopted by Nasdaq. Those listing standards implement new SEC rules promulgated under the Dodd-Frank Wall Street Reform and Consumer Protection Act. The new policy, which applies to our executive officers (as defined in applicable SEC rules), requires us to recover from covered executive officers the amount of erroneously awarded compensation resulting from an accounting restatement due to our material noncompliance with any financial reporting requirement under the securities laws. This policy applies to incentive compensation that is received by a covered officer on or after October 2, 2023.
Our prior compensation recovery policy, which still applies to incentive compensation received before October 2, 2023, allows for the recovery of any incentive compensation, including any cash or equity compensation granted, earned or vested based in whole or in part on the attainment of a financial performance goal or metric, in the event we are required to restate our financial results due to material noncompliance with any financial requirement, and the misconduct of an executive officer covered by the policy contributed to such noncompliance.
Our compensation recovery policies are administered by the Compensation Committee.
Further, as a public company subject to the provisions of Section 304 of the Sarbanes-Oxley Act of 2002, if we are required as a result of misconduct to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws, our chief executive officer and chief financial officer may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they receive.
Risk Analysis of Our Compensation Plans
In early 2024, ClearBridge conducted a risk assessment of our compensation policies in effect for 2023 and delivered a report to the Compensation Committee summarizing the results of their risk assessment. The Compensation Committee has reviewed the report and considered our compensation policies as generally applicable to our employees and believes that our policies do not encourage excessive or unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us. We design our compensation policies and programs to encourage our employees to remain focused on both our short- and long-term goals. For example, while our annual incentive bonus plans measure performance on an annual basis, our equity awards typically vest over a number of years, which we believe encourages our employees to focus on sustained stock price appreciation, thus limiting the potential value of excessive risk-taking.

Compensation Committee Report
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on this review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

Respectfully submitted,

COMPENSATION COMMITTEE

Eric T. Olson, Chairman
Alvin B. Krongard
Kay N. Sears
The material in this Report of the Compensation Committee is not “soliciting material,” is furnished to, but not deemed “filed” with, the SEC and is not deemed to be incorporated by reference in any filing of the company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
Summary Compensation Table
The following table shows the total compensation earned by the named executive officers in 2023, 2022 and 2021.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)		Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Matthew J. Desch,	2023	981,033	—		7,571,432	301,687	163,121	9,017,273
Chief Executive Officer	2022	952,460	—		5,514,317	497,196	19,011	6,982,984
	2021	956,123	—		3,714,316	716,211	16,281	5,402,931
Thomas J. Fitzpatrick,	2023	588,620	—		2,774,260	144,837	85,464	3,593,181
Chief Financial Officer and	2022	571,475	—		2,757,139	248,616	40,933	3,618,163
Chief Administrative Officer	2021	573,674	—		2,007,154	358,105	31,951	2,970,884
Suzanne E. McBride	2023	449,492	—		2,702,077	117,962	91,439	3,360,970
Chief Operations Officer	2022	421,070	—		2,651,554	221,094	33,856	3,327,574
	2021	422,690	50,000	(5)	1,901,541	211,121	30,478	2,615,830
Bryan J. Hartin,	2023	386,283	—		1,646,215	77,250	70,977	2,180,725
Executive Vice President,	2022	375,032	—		1,384,983	130,539	34,456	1,925,010
Sales & Marketing	2021	376,474	—		1,034,968	188,024	31,951	1,631,417
Scott T. Scheimreif	2023	375,244	—		1,642,027	75,052	53,847	2,146,170
Executive Vice President,	2022	364,315	—		1,381,123	126,812	14,406	1,886,656
Government Programs	2021	365,716	—		1,031,112	182,649	31,951	1,611,428
_____________________
(1)The amounts in this column reflect the actual salary earned in the applicable year. These may be greater than the annual base salaries approved by the Compensation Committee when the number of actual work days in the year exceeds 260.
(2)The amounts in this column reflect the aggregate grant date fair value of RSUs and performance-based RSUs (including Bonus RSUs) granted in the applicable year, computed in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 718 for stock-based compensation transactions, or Topic 718. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions, and, for performance-based RSUs, the amounts represent the value based on the probable outcome of the performance conditions in accordance with FASB ASC Topic 718. For the performance-based RSUs included in this column for 2023, the grant date fair values based on the target level of achievement, which was considered to be the probable outcome on the date of grant, were $4,071,432 for Mr. Desch, $1,524,260 for Mr. Fitzpatrick, $1,452,077 for Ms. McBride, $896,215 for Mr. Hartin and $892,027 for Mr. Scheimreif. Assuming the highest level of achievement of all performance-based RSUs granted in 2023, the grant date values for performance-based RSUs would be $5,821,432 for Mr. Desch, $2,149,260 for Mr. Fitzpatrick, $2,077,077 for Ms. McBride, $1,271,215 for Mr. Hartin and $1,267,027 for Mr.

Scheimreif. Assumptions used in the calculation of these amounts are included in Note 9 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2023. A portion of the performance-based RSUs included in these amounts reflect the equity incentive bonuses earned for a performance period that ended as of the end of the respective year but were paid during the first quarter of the following year.
(3)The amounts in this column reflect cash incentive bonuses earned during the respective year and paid during the first quarter of the following year. See “Compensation Discussion and Analysis—Executive Compensation Program—Reasons for Providing, and Manner of Structuring, the Key Compensation Elements in 2023—Annual Incentive Bonus Program” for additional information.
(4)Consists of (i) 401(k) matching contributions of $16,500, $15,250 ($11,935 for Mr. Scheimreif), and $14,500 for fiscal years 2023, 2022, and 2021, respectively, (ii) life, accident and long-term disability insurance premiums paid on behalf of the executive officer, (iii) financial counseling services provided to executives, other than Mr. Desch (who is not eligible for such services) and Mr. Fitzpatrick (who did not receive such services in 2023) and Mr. Scheimreif (who did not receive such services in 2023 or 2022), the value of which was approximately $17,000 in 2023 and approximately $16,000 for each of 2022 and 2021 (for Ms. McBride the value in 2023 was approximately $8,500) and (iv) for fiscal year 2023, the dollar value of dividend equivalents credited with respect to unvested RSUs at the same rate as cash dividends paid on the Company’s common stock in the amount of $141,029 for Mr. Desch, $63,373 for Mr. Fitzpatrick and Ms. McBride, and $34,276 for Messrs. Hartin and Scheimreif.
(5)Ms. McBride’s employment agreement entered into in 2019 provided for an annual cash bonus of $50,000 through 2021.
Grants of Plan-Based Awards for 2023
The following table sets forth information relating to grants of plan-based incentive awards to the named executive officers in 2023.

Name	Grant Date	Grant Type	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($)		Estimated Future Payouts Under Equity Incentive Plan Awards (#)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)
			Target	Maximum	Threshold	Target	Maximum
Matthew J. Desch	3/1/2023	(1)			28,413	56,827	85,240		3,500,000
	3/1/2023	(2)	409,601	1,390,634		9,278			571,432
	3/1/2023	(3)						56,827	3,500,000
Thomas J. Fitzpatrick	3/1/2023	(1)			10,147	20,295	30,442		1,250,000
	3/1/2023	(2)	196,636	667,532		4,453			274,260
	3/1/2023	(3)						20,295	1,250,000
Suzanne E. McBride	3/1/2023	(1)			10,147	20,295	30,442		1,250,000
	3/1/2023	(2)	157,517	517,111		3,281			202,077
	3/1/2023	(3)						20,295	1,250,000
Bryan J. Hartin	3/1/2023	(1)			6,088	12,177	18,265		750,000
	3/1/2023	(2)	104,869	355,953		2,374			146,215
	3/1/2023	(3)						12,177	750,000
Scott T. Scheimreif	3/1/2023	(1)			6,088	12,177	18,265		750,000
	3/1/2023	(2)	101,882	345,791		2,306			142,027
	3/1/2023	(3)						12,177	750,000
_____________________
(1)Performance RSU: Share amounts in this row represent threshold (50% of target), target and maximum (150% of target) payouts for each named executive officer for grants made in 2023 under our 2023 performance-based restricted stock unit award program, as described above under “Compensation Discussion and Analysis—Executive Compensation Program—Reasons for Providing, and Manner of Structuring, the Key Compensation Elements in 2023—Long-Term Equity-Based Incentive Compensation—Performance-Based RSU Grants.”
(2)2023 Bonus Plan: As described above under “Compensation Discussion and Analysis—Executive Compensation Program—Reasons for Providing, and Manner of Structuring, the Key Compensation Elements in 2023—2023 Bonuses,” each executive could earn an annual bonus of up to 180% of target based on corporate performance and a maximum bonus award of 200% of such executive’s target bonus after also taking into account personal performance. Achievement of up to 60% of the target bonus was payable by the vesting of the RSUs included in this row under “Estimated Future Payouts under Equity Incentive Plan Awards.” Bonus awards in excess of 60% of target were payable in cash. There was no threshold amount of payout. Target amounts reported in this row under “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” represent 40% of the executive’s target bonus, which is the amount of cash that could be paid to the executive if the bonus were achieved at 100% of target. Maximum amounts reported in this row under “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” represent 140% of the executive’s target bonus, which was the maximum possible amount of cash that could be paid to the executive under the annual bonus plan. As described above for 2023, each executive actually earned 89% of his or her target bonus amount, as a result of which 100% of the shares reported under the “Target” column vested in March 2024 (representing 60% of target bonus), and the remainder (29% of target bonus) was paid in cash at that time.
(3)Service-Based RSU: Share amounts in this row are subject to vesting based on continued service over four years, with one-quarter of the shares vesting on March 1, 2024, and the remainder scheduled to vest thereafter in twelve equal quarterly installments subject to the executive’s continued employment with us on the applicable vesting date. The vesting of these awards may be accelerated in connection with a qualified retirement under our “sum of 70” program, described above under “Compensation Discussion and Analysis—Other Executive Compensation Matters—Employee Benefits”.

Outstanding Equity Awards at Fiscal Year-End
The following table sets forth the equity-based awards held by the named executive officers that were outstanding on December 31, 2023.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date (1)	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(2)
Matthew J. Desch	149,253	—	9.45	3/2/2025
					2,886	(3)	118,788
					11,931	(4)	491,080
					36,068	(5)	1,484,559
					56,827	(6)	2,338,999
					28,633	(7)	1,178,534
					96,178	(8)	3,958,686
								56,827	(9)	2,338,999
					9,278	(10)	381,882
Thomas J. Fitzpatrick	49,570	—	9.45	3/2/2025
					1,617	(3)	66,556
					6,525	(4)	268,569
					17,293	(5)	711,780
					20,295	(6)	835,342
					15,659	(7)	644,524
					46,772	(8)	1,925,136
								20,295	(9)	835,342
					4,453	(10)	183,285
Suzanne E. McBride	27,154	—	23.15	3/1/2029
					1,617	(3)	66,556
					6,525	(4)	268,569
					18,034	(5)	742,279
					20,295	(6)	835,342
					15,659	(7)	644,524
					48,088	(8)	1,979,302
								20,295	(9)	835,342
					3,281	(10)	135,046
Bryan J. Hartin					1,039	(3)	42,765
					3,356	(4)	138,133
					8,646	(5)	355,869
					12,177	(6)	501,205
					8,053	(7)	331,461
					23,385	(8)	962,527
								12,177	(9)	501,205
					2,374	(10)	97,714
Scott T. Scheimreif					1,039	(3)	42,765
					3,356	(4)	138,133
					8,624	(5)	354,964
					12,177	(6)	501,205
					8,053	(7)	331,461
					23,346	(8)	960,921
								12,177	(9)	501,205
					2,306	(10)	94,915

_____________________
(1)The expiration date of each stock option is ten years from the date of grant.
(2)The market value amount is calculated based on the closing price of our common stock of $41.16 on December 31, 2023.
(3)These shares represent time-based RSUs outstanding at December 31, 2023 which were granted on March 1, 2020 and vested 25% on the first anniversary of their grant date, with the remaining 75% vesting thereafter in 12 equal quarterly installments. The share amounts shown in the table vested in full on March 1, 2024, and the shares underlying the RSUs were issued to the named executive officer on that date, net of shares withheld to satisfy tax withholding obligations.
(4)These shares represent time-based RSUs outstanding at December 31, 2023 which were granted on March 1, 2021 and vested 25% on the first anniversary of their grant date, with the remaining 75% vesting thereafter in 12 equal quarterly installments.
(5)These shares represent time-based RSUs outstanding at December 31, 2023 which were granted on March 1, 2022 and vested 25% on the first anniversary of their grant date, with the remaining 75% vesting thereafter in 12 equal quarterly installments.
(6)These shares represent time-based RSUs outstanding at December 31, 2023 which were granted on March 1, 2023 and vested 25% on the first anniversary of their grant date, with the remaining 75% vesting thereafter in 12 equal quarterly installments.
(7)These shares represent RSUs granted in March 2021 as performance-based grants, with a performance period through December 31, 2022. In February 2023, the Compensation Committee determined the level of performance achievement, and the awards remained subject to time-based vesting as of December 31, 2023. The share amounts shown in the table vested in full on March 1, 2024, and the shares underlying the RSUs were issued to the named executive officer on that date, net of shares withheld to satisfy tax withholding obligations.
(8)These shares represent RSUs granted in March 2022 as performance-based grants, with a performance period through December 31, 2023. This amount represents 150% of the original grant, which the Compensation Committee determined in February 2024 to be the level of performance achievement, based on actual performance. One-half of the shares reported in the table vested on March 1, 2024, and the vested shares were issued to the named executive officer on that date, net of shares withheld to satisfy tax withholding obligations, and the remainder will vest on March 1, 2025, subject to the executive’s continued service through such date or qualified retirement under our “sum of 70” program.
(9)These shares represent RSUs granted in March 2023 as performance-based grants, with a performance period through December 31, 2024. The number of shares not yet earned is based on the target amount. Upon the Compensation Committee’s determination of the level of performance achievement, which is expected to occur in the first quarter of 2025, the earned awards, if any, will vest in March 2025 and March 2026, subject to the executive’s continued service or qualified retirement under our “sum of 70” program.
(10)These shares represent RSUs granted in March 2023 under the 2023 bonus plan. The amount reported in the table is equal to 100% of the original grant amount. In February 2024, the Compensation Committee determined that the performance criteria for vesting had been achieved, as a result of which these RSUs vested in full on March 2, 2024, and the shares underlying the RSUs were issued to the named executive officer on that date, net of shares withheld to satisfy tax withholding obligations.

Option Exercises and Stock Vested
The following table provides certain information with respect to option exercises and RSU vesting for the named executive officers during 2023.
Option Exercises and Stock Vested in 2023

Name	Option Awards		Stock Awards
	Number of shares acquired on exercise (#)	Value realized on exercise ($)(1)	Number of shares acquired on vesting (#)(2)	Value realized on vesting ($)(3)
Matthew J. Desch	193,661	10,912,797	108,264	6,346,187
Thomas J. Fitzpatrick	181	9,669	57,380	3,363,175
Suzanne E. McBride	—	—	54,469	3,183,426
Bryan J. Hartin	15,032	829,217	31,443	1,842,460
Scott T. Scheimreif	96,348	4,974,078	31,344	1,836,346
____________________________________
(1)The value realized on exercise is equal to the number of shares of common stock for which the stock options were exercised multiplied by the excess of the closing price of our common stock on the date of the exercise over the applicable exercise price per share of the stock options.
(2)Consists of vesting of performance-based RSU grants made in 2020 and 2021, vesting of RSUs granted under our 2022 Bonus Plan, and other time-based RSUs granted between 2019 and 2022.
(3)The value realized on vesting is equal to the closing price of our common stock on the vesting date multiplied by the number of shares vested on that date. Amounts do not represent the value that may be realized by the officer upon sale of the shares.

Employment Agreements with Named Executive Officers
Matthew J. Desch. We entered into an amended and restated employment agreement with Mr. Desch in 2011, pursuant to which he serves as our chief executive officer and a member of our Board. The agreement, as amended, had an initial term through September 18, 2013 and automatically renews for successive one-year periods unless we or Mr. Desch give written notice of intent not to renew the agreement not less than six months prior to the renewal date. The employment agreement provided for an initial annual base salary, which is subject to further increase by the Board or Compensation Committee. Pursuant to his employment agreement, Mr. Desch is eligible to earn an annual incentive bonus, with a target bonus equal in value to 90% of his then-current base salary (increased to 100% in February 2023), with the actual amount of the bonus determined by our Compensation Committee and based upon performance goals set by such committee for the year.
Mr. Desch is eligible to participate in employee benefit plans made available to other senior executives.
In his employment agreement, Mr. Desch has agreed not to compete with us or solicit our employees for alternative employment during his employment with us and for a period of one year after termination of his employment for any reason.
Mr. Desch’s employment agreement provides for payments upon specified terminations of his employment. For a description of these termination provisions, whether or not following a change in control, and a quantification of benefits that he would receive, see the heading “—Potential Payments upon Termination or Change in Control” below.
Thomas J. Fitzpatrick. We entered into an employment agreement with Mr. Fitzpatrick in 2010, pursuant to which he serves as our chief financial officer. The employment agreement had an initial term through April 5, 2013 and automatically renews for successive one-year periods unless we or Mr. Fitzpatrick give written notice of intent not to renew the agreement not less than six months prior to the renewal date. The employment agreement provided for an initial annual base salary, subject to increase by the Board or Compensation Committee. Pursuant to his employment agreement, Mr. Fitzpatrick is eligible to earn an annual incentive bonus, with a target bonus equal in value to 75% of his then-current base salary (increased to 80% in February 2023), with the actual amount of the bonus determined by our Compensation Committee and based upon performance goals set by such committee for the year.

Mr. Fitzpatrick is eligible to participate in employee benefit plans made available to other senior executives.
In his employment agreement, Mr. Fitzpatrick has agreed not to compete with us or solicit our employees for alternative employment during his employment with us and for a period of one year after termination of his employment for any reason.
Mr. Fitzpatrick’s employment agreement provides for payments upon specified terminations of his employment. For a description of these termination provisions, whether or not following a change in control, and a quantification of benefits that he would receive, see the heading “—Potential Payments upon Termination or Change in Control” below.
Suzanne E. McBride. We entered into an employment agreement with Ms. McBride in 2019, pursuant to which she serves as our Chief Operations Officer. The employment agreement provided for an initial annual base salary, subject to increase by the Board or Compensation Committee. Pursuant to her employment agreement, Ms. McBride is eligible to earn an annual incentive bonus, with a target bonus equal in value to 60% of her then-current base salary (increased to 75% in February 2022 and 80% in February 2023), with the actual amount of the bonus determined by our Compensation Committee and based upon performance goals set by such committee for the year. In addition, pursuant to her employment agreement, Ms. McBride was paid annual cash bonuses of $50,000 from 2019 to 2021.
Ms. McBride is eligible to participate in employee benefit plans made available to other senior executives.
In her employment agreement, Ms. McBride has agreed not to compete with us or solicit our employees for alternative employment during her employment with us and for a period of one year after termination of her employment for any reason.
Ms. McBride’s employment agreement provides for payments upon specified terminations of her employment. For a description of these termination provisions, whether or not following a change in control, and a quantification of benefits that she would receive, see the heading “—Potential Payments upon Termination or Change in Control” below.
Bryan J. Hartin. We entered into an employment agreement with Mr. Hartin in 2012, pursuant to which he serves as our executive vice president, sales and marketing. The employment agreement provided for an initial annual base salary, subject to increase by the Board or Compensation Committee. Pursuant to his employment agreement, Mr. Hartin is eligible to earn an annual incentive bonus, with a target bonus equal in value to 60% of his then-current base salary (increased to 65% in February 2023), with the actual amount of the bonus determined by our Compensation Committee and based upon performance goals set by such committee for the year.
Mr. Hartin is eligible to participate in employee benefit plans made available to other senior executives.
In his employment agreement, Mr. Hartin has agreed not to compete with us or solicit our employees for alternative employment during his employment with us and for a period of one year after termination of his employment.
Mr. Hartin’s employment agreement provides for payments upon specified terminations of his employment, including in connection with a change in control. For a description of these termination provisions, see “—Potential Payments upon Termination or Change in Control.”
Scott T. Scheimreif. We entered into an employment agreement with Mr. Scheimreif in 2012, pursuant to which he serves as our executive vice president, government programs. The employment agreement provided for an initial annual base salary, subject to increase by the Board or Compensation Committee. Pursuant to his employment agreement, Mr. Scheimreif is eligible to earn an annual incentive bonus, with a target bonus equal in value to 60% of his then-current base salary (increased to 65% in February 2023), with the actual amount of the bonus determined by our Compensation Committee and based upon performance goals set by such committee for the year.
Mr. Scheimreif is eligible to participate in employee benefit plans made available to other senior executives.
In his employment agreement, Mr. Scheimreif has agreed not to compete with us or solicit our employees for alternative employment during his employment with us and for a period of one year after termination of his employment for any reason.
Mr. Scheimreif’s employment agreement provides for payments upon specified terminations of his employment. For a description of these termination provisions, whether or not following a change in control, and a quantification of benefits that he would receive, see the heading “—Potential Payments upon Termination or Change in Control” below.

Potential Payments upon Termination or Change in Control
The section below describes the payments that may be made to the named executive officers in connection with a change in control or pursuant to specified termination events, pursuant to the terms of the employment agreements between us and them. In addition to the terms described below, beginning with RSU awards granted in 2023 to employees, including those granted to our named executive officers, the vesting of unvested RSUs accelerates upon the participant’s death or “disability” (as defined in the 2015 Plan).
Matthew J. Desch. Mr. Desch’s employment agreement, described above, provides that he may be terminated by us for any reason upon written notice. However, the employment agreement provides for payments to him in the event of the termination of his employment in specified termination situations.
Termination by reason of death or disability. If Mr. Desch’s employment is terminated due to his death or disability (as defined in his employment agreement), he will receive a bonus based on the amount he would have been entitled to receive if he had remained employed by us throughout the applicable fiscal year and until the applicable payment date, but pro-rated for the number of days he was employed during such year.
Termination without cause, for good reason or in connection with a change in control. In the event that we terminate Mr. Desch’s employment without cause, or Mr. Desch terminates his employment for good reason (as these terms are defined in his employment agreement), he will be entitled to receive a sum equal to (i) 18 months of his then-current base salary and (ii) an amount equal to his bonus for the year in which his employment is terminated, based on the actual achievement of the performance goals, pro-rated for the portion of the year that he was employed by us. He also will receive payment of his COBRA premiums (or, if required for us to comply with nondiscrimination rules, a taxable cash payment equal to the amount of his COBRA premiums) until the earlier of (a) 12 months from separation, (b) the expiration of COBRA eligibility or (c) the date he or his dependents become eligible for substantially equivalent health insurance coverage through new employment or self-employment. In the event that such termination occurs within the 12-month period commencing on a change in control (as defined in our 2009 stock incentive plan), then the cash severance amounts described above shall be paid to him in a single lump sum and in addition to such cash severance payment, 100% of his then-outstanding stock options and other equity awards will become vested and exercisable, as applicable, pursuant to the terms of the applicable equity award agreements.
These severance payments and benefits are subject to Mr. Desch executing a release of claims in our favor.
Thomas J. Fitzpatrick. Mr. Fitzpatrick’s employment agreement, described above, provides that he may be terminated by us for any reason upon written notice. However, the employment agreement provides for payments to him in the event of the termination of his employment in specified termination situations.
Termination without cause, for good reason or in connection with a change in control. In the event that we terminate Mr. Fitzpatrick’s employment without cause, or Mr. Fitzpatrick terminates his employment for good reason (as these terms are defined in his employment agreement), he will be entitled to receive a sum equal to (i) one times his then-current base salary and (ii) one times his then-current target bonus, such sum payable in equal installments over a period of 12 months. He will also receive payment of his COBRA premiums (or, if required for us to comply with nondiscrimination rules, a taxable cash payment equal to the amount of his COBRA premiums) until the earlier of (a) 12 months from separation, (b) the expiration of COBRA eligibility or (c) the date he or his dependents become eligible for substantially equivalent health insurance coverage through new employment or self-employment. In the event that such termination occurs within the 12-month period commencing on a change in control (as defined in our 2009 stock incentive plan), then the cash severance amounts described above shall be paid to him in a single lump sum, and in addition to such cash severance payment, 100% of his then-outstanding stock options and other equity awards will become vested and exercisable, as applicable, pursuant to the terms of the applicable equity award agreements.
These severance payments and benefits are subject to Mr. Fitzpatrick executing a release of claims in our favor.
Suzanne E. McBride. Ms. McBride’s employment agreement, described above, provides that she may be terminated by us at any time and for any reason. However, the employment agreement provides for payments to her in the event of the termination of her employment in specified termination situations.
Termination without cause, for good reason or in connection with a change in control. In the event that we terminate Ms. McBride’s employment without cause, or Ms. McBride terminates her employment for good reason (as these terms are defined in her employment agreement), she will be entitled to receive a sum equal to (i) one times her then-current base salary paid in equal installments on our normal payroll schedule over the 12-month period following termination and (ii) an amount equal to her then-current target bonus, pro-rated for the portion of the year that she was employed by us and paid in equal installments on our normal payroll schedule over the 12-month period following termination. She will also receive payment of her COBRA premiums (or, if required for us to comply with nondiscrimination rules, a taxable cash payment equal to the amount of her COBRA premiums) until the earlier of (a) 12 months from separation, (b) the expiration of COBRA eligibility or (c) the date she or her dependents become eligible for health insurance coverage through new employment. In the event that such termination occurs within the period commencing one month before the effective date of a change in control and ending on the date that is 12 months after the effective date of a change in control (as defined in our 2015 equity incentive plan), then the cash severance amounts described above shall be paid to her in a single lump sum and in addition to such cash severance payment, the bonus amount described above shall not be pro-rated and 100% of her then-outstanding time-based vesting equity awards will become vested and exercisable, as applicable, pursuant to the terms of the applicable equity award agreements and her then-outstanding performance-based vesting equity awards will continue to be governed in all respects by the terms of the applicable equity award agreements.
These severance payments and benefits are subject to Ms. McBride executing a release of claims in our favor.
Bryan J. Hartin. Mr. Hartin’s employment agreement, described above, provides that he may be terminated by us for any reason upon written notice. However, the employment agreement provides for payments to him in the event of the termination of his employment in specified termination situations.
Termination without cause, for good reason or in connection with a change in control. In the event that we terminate Mr. Hartin’s employment without cause, or Mr. Hartin terminates his employment for good reason (as these terms are defined in his employment agreement), he will be entitled to receive a sum equal to (i) one times his then-current base salary paid in equal installments on our normal payroll schedule over the 12-month period following termination and (ii) an amount equal to his bonus for the year in which his employment is terminated, based on the actual achievement of the performance goals, pro-rated for the portion of the year that he was employed by us, paid in equal installments on our normal payroll schedule over the remainder of the 12-month severance period after the date we determine actual performance and the amount of bonus that would have been earned based on such performance. He will also receive payment of his COBRA premiums (or, if required for us to comply with nondiscrimination rules, a taxable cash payment equal to the amount of his COBRA premiums) until the earlier of (a) 12 months from separation, (b) the expiration of COBRA eligibility or (c) the date he or his dependents become eligible for substantially equivalent health insurance coverage through new employment or self-employment. In the event that such termination occurs within the 12-month period commencing on a change in control (as defined in our 2009 stock incentive plan), the bonus amount described above shall not be pro-rated, and in addition to such cash severance payment, 100% of his then-outstanding stock options and other equity awards will become vested and exercisable, as applicable, pursuant to the terms of the applicable equity award agreements.
These severance payments and benefits are subject to Mr. Hartin executing a release of claims in our favor.
Scott T. Scheimreif. Mr. Scheimreif’s employment agreement, described above, provides that he may be terminated by us for any reason upon written notice. However, the employment agreement provides for payments to him in the event of the termination of his employment in specified termination situations.
Termination without cause, for good reason or in connection with a change in control. In the event that we terminate Mr. Scheimreif’s employment without cause, or Mr. Scheimreif terminates his employment for good reason (as these terms are defined in his employment agreement), he will be entitled to receive a sum equal to (i) one times his then-current base salary paid in equal installments on our normal payroll schedule over the 12-month period following termination and (ii) an amount equal to his bonus for the year in which his employment is terminated, based on the actual achievement of the performance goals, pro-rated for the portion of the year that he was employed by us, paid in equal installments on our normal payroll schedule over the remainder of the 12-month severance period after the date we determine actual performance and the amount of bonus that would have been earned based on such performance. He will also receive payment of his COBRA premiums (or, if required for us to comply with nondiscrimination rules, a taxable cash payment equal to the amount of his COBRA premiums) until the earlier of (a) 12 months from separation, (b) the expiration of COBRA eligibility or (c) the date he or his dependents become eligible for substantially equivalent health insurance coverage through new employment or self-employment. In the event that such termination occurs within the 12-month period commencing on a change in control (as defined in our 2012 equity incentive plan), the bonus amount described above shall not be pro-rated, and in addition to such cash severance payment, 100% of his then-outstanding equity awards will become vested and exercisable, as applicable, pursuant to the terms of the applicable equity award agreements.
These severance payments and benefits are subject to Mr. Scheimreif executing a release of claims in our favor.

Estimated Current Value of Post-Employment Benefits
The following table shows estimated payments that would be made to each named executive officer in the event of a termination of employment under various termination situations, assuming the applicable termination event, and where applicable the change in control, occurred on December 31, 2023. With respect to equity awards, the calculations are based on the closing price of our common stock of $41.16 per share on December 31, 2023.

Name	Death ($)		Qualifying “Sum of 70” Retirement ($)		Termination for Good Reason or Without Cause – No Change in Control ($)		Termination for Good Reason or Without Cause – Change in Control ($)
Matthew J. Desch	5,361,568	(1)	—		1,803,302	(2)	12,393,400	(3)
Thomas J. Fitzpatrick	1,853,970	(4)	2,636,916	(5)	3,626,911	(6)	6,277,245	(7)
Suzanne E. McBride	1,805,730	(4)	—		773,879	(8)	4,603,797	(9)
Bryan J. Hartin	1,100,124	(4)	1,318,396	(5)	1,905,807	(10)	3,420,578	(11)
Scott T. Scheimreif	1,097,325	(4)	1,315,885	(5)	1,887,153	(10)	3,401,923	(11)
____________________________________
(1)Consists of (a) a pro rata bonus based on achievement (including immediate vesting of all underlying equity awards at actual achievement); (b) immediate vesting of all shares underlying performance-based RSUs granted in 2023 at target level of achievement; and (c) immediate vesting of all outstanding non-performance equity awarded in 2023.
(2)Consists of (a) 18 months of base salary; (b) a pro rata bonus based on actual achievement; and (c) continuation of health benefits for employee and eligible dependents for 12 months from separation.
(3)Consists of (a) 18 months of base salary; (b) a pro rata bonus based on actual achievement; (c) continuation of health benefits for employee and eligible dependents for 12 months from separation; and (d) immediate vesting upon separation of all then-outstanding equity awards (including immediate vesting of all performance-based vesting equity awards at target level).
(4)Consists of (a) immediate vesting of all shares underlying Bonus RSUs based on actual achievement; (b) immediate vesting of all shares underlying performance-based RSUs granted in 2023 at target level of achievement; and (c) immediate vesting of all outstanding non-performance equity awarded in 2023.
(5)Consists of (a) immediate vesting of all shares underlying performance-based RSUs granted in 2022 based on actual achievement and (b) immediate vesting of all outstanding non-performance equity awarded in 2022.
(6)Consists of (a) 12 months of base salary; (b) annual bonus at target level; (c) immediate vesting of all shares underlying performance-based RSUs granted in 2022 based on actual achievement; (d) immediate vesting of all outstanding non-performance equity awarded in 2022; and (e) continuation of health benefits for employee and eligible dependents for 12 months from separation.
(7)Consists of (a) 12 months of base salary; (b) annual bonus at target level; (c) immediate vesting upon separation of all then-outstanding non-performance equity awards; (d) immediate vesting of all shares underlying performance-based RSUs awarded in 2023 at target level of achievement; (e) immediate vesting of all shares underlying performance-based RSUs awarded in 2021 and 2022 based on actual achievement; and (f) continuation of health benefits for employee and eligible dependents for 12 months from separation.
(8)Consists of (a) 12 months of base salary; (b) a pro rata bonus at target level; and (c) continuation of health benefits for employee and eligible dependents for 12 months from separation.
(9)Consists of (a) 12 months of base salary; (b) annual bonus at target level; (c) continuation of health benefits for employee and eligible dependents for 12 months from separation; and (d) immediate vesting upon separation of all then-outstanding equity awards (including immediate vesting of all performance-based equity awards at target level of achievement).
(10)Consists of (a) 12 months of base salary; (b) a pro rata bonus based on actual achievement; (c) immediate vesting of all shares underlying performance-based RSUs awarded in 2022 based on actual achievement; (d) immediate vesting of all outstanding non-performance equity awarded in 2022; and (e) continuation of health benefits for employee and eligible dependents for 12 months from separation.
(11)Consists of (a) 12 months of base salary; (b) a bonus based on actual achievement as though the executive were employed for the full year in which the termination occurred; (c) immediate vesting upon separation of all then-outstanding non-performance equity awards; (d) immediate vesting of all shares underlying performance-based RSUs awarded prior to 2021 and in 2023 at target level of achievement; (e) immediate vesting of all shares underlying performance-based RSUs awarded in 2022 based on actual achievement; and (f) continuation of health benefits for employee and eligible dependents for 12 months from separation.
CEO Pay Ratio
Under the Dodd-Frank Act and related SEC rules, we are required to provide to our stockholders specified disclosure regarding the relationship of CEO total compensation to the total compensation of our median employee, referred to as “pay-ratio” disclosure.
For fiscal 2023, the median of the annual total compensation of all employees of our company (other than the CEO) was $183,347 and the annual total compensation of the CEO, as reported in the Summary Compensation Table included in this Proxy Statement, was $9,017,273. Based on this information, the ratio of the annual total compensation of the CEO to the median of the annual total compensation of all employees was 49 to 1.
To determine our total population of employees as of December 31, 2023, we included all full-time, part-time, seasonal and temporary employees, including employees of consolidated subsidiaries. Approximately 734 of our 780 employees are located in the United States, while approximately 36 employees were located in Russia, eight were located in the United Kingdom and two were located in Australia. We also did not include any contractors or other non-employee workers in our employee population.
To identify our median employee from our employee population as of December 31, 2023, we calculated the aggregate amount of each employee’s 2023 base salary (using the hours worked during 2023 for hourly employees (including overtime pay) and actual salary earned for our remaining employees), the cash amount of annual bonuses for 2023 performance, the grant date fair value of equity awards granted in 2023, our contributions to life, accident and long-term disability benefits for employees and the matching contributions we provide to employees under our 401(k) plan. In making this determination, we annualized the base salary and base wages (but excluded overtime pay) of employees who were employed by us for less than the entire fiscal year. Using this approach, we selected the employee at the median of our employee population, who was based in the United States.
We calculated annual total compensation for this median employee to determine our pay ratio calculation for fiscal 2023 using the same methodology we use for our named executive officers in our Summary Compensation Table.
The pay ratio above represents our reasonable estimate calculated in a manner consistent with SEC rules and applicable guidance. The SEC rules and guidance provide significant flexibility in how companies identify the median employee, and each company may use a different methodology and make different assumptions particular to that company. As a result, and as explained by the SEC when it adopted these rules, in considering the pay ratio disclosure, stockholders should keep in mind that the rule was not designed to facilitate comparisons of pay ratios among different companies, even companies within the same industry, but rather to allow stockholders to better understand and assess each particular company’s compensation practices and pay ratio disclosures.
Pay Versus Performance
The disclosure included in this section is prescribed by SEC rules and does not necessarily align with how our company or the Compensation Committee view the link between our company’s performance and named executive officer (“NEO”) pay. For additional information about our pay-for-performance philosophy and how we align executive compensation with company performance, refer to the “Compensation Discussion and Analysis—Executive Summary—Pay-for-Performance Philosophy” section of this Proxy Statement.
Required Tabular Disclosure of Pay Versus Performance
The amounts set forth below under the headings “Compensation Actually Paid to PEO” and “Average Compensation Actually Paid to Non-PEO NEOs” have been calculated in a manner consistent with Item 402(v) of Regulation S-K. Use of the term “compensation actually paid” is required by the SEC’s rules and, as a result of the calculation methodology required by the SEC, such amounts differ from compensation actually received by the individuals and the compensation decisions described in the “Compensation Discussion and Analysis” section of this Proxy Statement.

Year	Summary Compensation Table Total for PEO ($)(1)	Compensation Actually Paid to PEO ($)(1)(2)	Average Summary Compensation Table Total for Non-PEO NEOs ($)(3)	Average Compensation Actually Paid to Non-PEO NEOs ($)(3)(4)	Value of Initial Fixed $100 Investment Based On Total Stockholder Return		Net Income (Loss) ($) (in thousands)	OEBITDA ($)(6) (in thousands)
					Total Stockholder Return ($)	Peer Group Total Stockholder Return ($)(5)
2023	9,017,273	4,933,670	2,820,261	1,570,369	167.05	107.36	15,415	463,095
2022	6,982,984	11,449,349	2,689,351	4,437,963	208.60	95.61	8,722	423,999
2021	5,402,931	7,716,751	2,156,616	3,084,021	167.57	127.87	(9,319)	378,207
2020	4,007,440	5,036,000	1,800,989	2,165,749	159.62	122.04	(56,054)	355,553

(1)    Our principal executive officer (“PEO”) was Mr. Desch for all years presented.
(2)     For Mr. Desch, the following amounts were added to (subtracted from) the respective amounts reported in the Summary Compensation Table for each covered year: (1) the grant date fair value of stock awards granted during the year: 2023 - $(7,571,432); 2022 - $(5,514,317); 2021 - $(3,714,316); 2020 - $(2,671,402); (2) the fair value as of the end of the year of awards granted during the year that remained outstanding and unvested as of the end of the year: 2023 - $4,505,538; 2022 - $8,917,283; 2021 - $4,447,511; 2020 - $2,065,179; (3) the change as of the end of the year (from the end of the prior year) in fair value of awards granted in a prior year that remained outstanding and unvested as of the end of the year: 2023 - $(1,799,127); 2022 – $1,122,570; 2021 - $1,359,162; 2020 - $1,315,609; (4) the change as of the vesting date (from the end of the prior year) in fair value of awards granted in a prior year for which all applicable vesting conditions were satisfied during the year: 2023 - $781,418; 2022 - $(59,171); 2021 - $221,463; 2020 - $346,611; and (5) for awards granted in a prior year that failed to meet the applicable vesting conditions during the year, the fair value of such awards at the end of the prior year: 2023 - $0; 2022 - $0; 2021 - $0; 2020 - $(27,437).
(3)     Non-PEO NEOs consist of Messrs. Fitzpatrick, Hartin and Scheimreif and Ms. McBride. For 2021 only, non-PEO NEOs also include our former Chief Legal Officer, Thomas Hickey.
(4)     For our non-PEO NEOs, the following amounts were added to (or subtracted from) the average of the respective amounts reported in the Summary Compensation Table for each covered year: (1) the average grant date fair value of stock awards granted during the year: 2023 - $(2,191,145); 2022 - $(2,043,700); 2021 - $(1,362,310); 2020 - $(1,205,942); (2) the average fair value as of the end of the year of awards granted during the year that remained outstanding and unvested as of the end of the year: 2023 - $1,305,904; 2022 - $3,312,023; 2021 - $1,637,702; 2020 - $916,723; (3) the average change as of the end of the year (from the end of the prior year) in fair value of awards granted in a prior year that remained outstanding and unvested as of the end of the year: 2023 - $(689,549); 2022 – $489,681; 2021 - $577,304; 2020 - $544,258; (4) the average change as of the vesting date (from the end of the prior year) in fair value of awards granted in a prior year for which all applicable vesting conditions were satisfied during the year: 2023 - $324,897; 2022 - $(9,392); 2021 - $74,709; 2020 - $116,466; and (5) for awards granted in a prior year that failed to meet the applicable vesting conditions during the year, the average fair value of such awards at the end of the prior year: 2023 - $0; 2022 - $0; 2021 - $0; 2020 - $(6,745).
(5)     The peer group used in this disclosure is the Nasdaq Telecommunications Index, which is our peer group used for purposes of Item 201(e) of Regulation S-K. The peer group used by our Compensation Committee for 2023 compensation decisions is described on page 33 of this proxy statement.
(6)    “Operational EBITDA” or “OEBITDA” is the financial performance measure from the tabular list of 2023 Most Important Measures shown below, which, in our company’s assessment, represents the most important financial performance measure used to link compensation actually paid to our NEOs for 2023 to our performance. OEBITDA is defined as earnings before interest, income taxes, depreciation and amortization, income (loss) on equity method investments, net, share-based compensation expenses, and, for 2020 only, certain expenses associated with the construction of our Iridium NEXT satellite constellation, primarily in-orbit insurance. We consider the loss on early extinguishment of debt to be financing-related costs associated with interest expense or amortization of financing fees, which by definition are excluded from OEBITDA.

Required Tabular Disclosure of Most Important Measures
The most important performance measures used to link compensation actually paid to our NEOs for 2023 to our performance are set forth below. For further information regarding OEBITDA and adjusted service revenue and their function in our executive compensation program, please see the “Compensation Discussion and Analysis” section of this Proxy Statement.

2023 Most Important Measures
OEBITDA
Adjusted Service Revenue
GAAP Service Revenue
Stock Price
Required Disclosure of the Relationship Between Compensation Actually Paid and Financial Performance Measures
As required by Item 402(v) of Regulation S-K, we are providing the following graphs to illustrate the relationship between the pay and performance figures that are included in the pay versus performance tabular disclosure above. In addition, the first graph below further illustrates the relationship between our total stockholder return and that of the Nasdaq Telecommunications Index. As noted above, “compensation actually paid” for purposes of the tabular disclosure and the following graphs were calculated in accordance with SEC rules and do not fully represent the actual final amount of compensation earned by or actually paid to our NEOs during the applicable years.

Relationship Between Compensation Actually Paid and Company/Peer Group Total Shareholder Return

Indexed Total Shareholder Return
$250
$200
$150
$100
$50
$0
Compensation Actually Paid ($mm)
$14
$12
$10
$8
$6
$4
$2
$0
2019
2020
2021
2022
2023
CEO CAP
Non-CEO NEO CAP
IRDM TSR
Index TSR

Relationship Between Compensation Actually Paid and Net Income (Loss)
$20
$0
-$20
-$40
-$60
Net Income (Loss) ($mm)
$16
$12
$8
$4
$0
Compensation Actually Paid ($mm)
2020
2021
2022
2023
CEO CAP
Non-CEO NEO CAP
Net Income (Loss)

Director Compensation
The table below provides summary information concerning compensation paid or accrued by us during 2023 to or on behalf of our non-employee directors for services rendered during 2023. Messrs. Desch and Fitzpatrick and Ms. McBride, who are executive officers in addition to being directors, did not receive any separate compensation for service in their capacity as a director, and accordingly they are not included in this table.
Our compensation policy for non-employee directors is reviewed annually by our Board and periodically amended. Under the policy in effect for 2023, each non-employee director was eligible to receive compensation as outlined below:

	Annual Retainer
Committee	Chair ($)		Member ($)
Board of Directors	50,000	(1)	250,000
Audit Committee	40,000		20,000
Compensation Committee	15,000		7,500
Nominating and Corporate Governance Committee	10,000		5,000
Government Advisory Committee	N/A		15,000
(1)     The $50,000 in compensation for chair of the Board of Directors is in addition to the member retainer of $250,000.
In the fall of 2022, our Compensation Committee retained ClearBridge to conduct a review of our non-employee director compensation program. As part of its review, ClearBridge provided the Compensation Committee with the following services:
•reviewed the companies in our current peer group in relation to non-employee director compensation;
•reviewed our non-employee director compensation practices relative to the market;
•provided a detailed competitive assessment of our non-employee director compensation program, including cash compensation, equity compensation, additional committee compensation, board chair compensation and equity vesting features;
•provided an overview of corporate governance considerations for non-employee director compensation, including stock ownership guidelines; and
•provided recommendations for adjustments to our non-employee director compensation program for the following year.
Based on ClearBridge’s recommendation, in the fall of 2022, the annual retainer for our non-employee directors was increased to $250,000 beginning in 2023. All other annual retainers were kept at their 2022 levels.
At the beginning of each year, each non-employee director can elect to have up to $50,000 of the annual $250,000 retainer for serving on the Board paid in cash, RSUs or a combination of both. The remaining $200,000 of the annual Board retainer is required to be paid entirely in RSUs. In addition, the Chairman of the Board and chairman and member of each committee other than the Government Advisory Committee may elect to have the retainers for their positions paid in RSUs, cash or a combination of both. The retainer for service on the Government Advisory Committee is required to be paid entirely in RSUs. The cash component of director compensation is paid on a quarterly basis, and all RSU awards are granted in January and vest in full on the first anniversary of the grant date. Directors may elect annually whether to receive the shares of our common stock subject to the RSU at the time the RSU vests or to have such vested RSUs settled six months after the termination of the director’s service or upon a specified change in control of our company, if it occurs earlier.
Our stockholders approved an annual limit of $700,000 on the maximum grant date fair value of shares of our common stock subject to stock awards that may be granted to any non-employee director during a calendar year, taken together with any cash fees paid to the non-employee director for that calendar year.

2023 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	All Other Compensation ($)(4)	Total ($)
Thomas C. Canfield	—	275,000	99,437	374,437
L. Anthony Frazier	—	270,000	2,649	272,649
Jane L. Harman	55,000	200,000	30,617	285,617
Alvin B. Krongard	—	282,500	45,477	327,977
Robert H. Niehaus	50,000	265,750	61,771	377,521
Admiral Eric T. Olson (Ret.)	65,000	215,000	63,255	343,255
Parker W. Rush(5)	50,000	240,000	82,242	372,242
Henrik O. Schliemann(6)	37,500	200,000	18,997	256,497
Kay N. Sears	57,500	200,000	2,857	260,357
Barry J. West(6)	28,750	200,000	16,068	244,818
Jacqueline E. Yeaney(7)	41,250	150,000	635	191,885
____________________________________
(1)Amounts in this column represent cash retainers paid to the director for board and committee service. As described above, directors may elect to receive up to $50,000 of their annual board retainer and up to the full amount of their retainers for service on the audit, compensation and nominating and corporate governance committees in the form of RSUs. For board and committee service in 2023, the following directors elected to receive RSUs: 1,411 RSUs in lieu of $75,000 for Mr. Canfield; 1,317 RSUs in lieu of $70,000 for Mr. Frazier; 1,270 RSUs in lieu of $67,500 for Mr. Krongard; 1,318 RSUs in lieu of $72,500 for Mr. Niehaus, 71 of which RSUs were later forfeited upon leaving the compensation committee and joining the audit committee in May 2023; and 752 RSUs in lieu of $40,000 for Mr. Rush.
(2)Amounts in this column represent the aggregate grant date fair values, computed in accordance with FASB ASC Topic 718 but excluding estimated forfeitures, of RSU awards issued pursuant to our non-employee director compensation policy on January 5, 2023, including the value of the RSUs elected to be received in lieu of cash set forth in footnote 1 above.
(3)The aggregate number of shares underlying unvested RSU awards outstanding at December 31, 2023 and held by each non-employee director was as follows: 5,171 shares for Mr. Canfield; 5,077 shares for Mr. Frazier; 3,760 shares for Ms. Harman; 5,312 shares for Mr. Krongard; 5,007 shares for Mr. Niehaus; 4,042 shares for Admiral Olson; 4,512 for Mr. Rush, 3,760 shares for Ms. Sears; and 2,440 shares for Ms. Yeaney. Additionally, the aggregate number of shares underlying unexercised stock option awards outstanding at December 31, 2023 and held by each non-employee director was as follows: 38,355 shares for Mr. Niehaus and 3,750 shares for Admiral Olson.
(4)Amounts in this column represent the dollar value of dividend equivalents credited in the form of additional RSUs. Dividend equivalents are credited at the same rate as cash dividends paid on the Company’s common stock.
(5)Mr Rush’s term as a director ended on December 31, 2023, and he did not forfeit any of his RSU awards.
(6)Messrs. Schliemann and West did not stand for re-election at our 2023 annual meeting, and their terms as a director ended on May 4, 2023, resulting in the forfeiture of one-half of their RSU awards set forth in the Stock Awards column.
(7)Ms. Yeaney was elected as a director and appointed to the Nominating and Corporate Governance Committee on May 4, 2023, and she received three-quarters of the annual board member retainer and three-quarters of the annual Nominating and Corporate Governance Committee member retainer.

TRANSACTIONS WITH RELATED PARTIES
RELATED PERSON TRANSACTIONS POLICY AND PROCEDURES
We have adopted a written Related Person Transactions Policy that sets forth our policies and procedures regarding the identification, review, consideration and approval or ratification of “related person transactions.” For purposes of our policy only, a “related person transaction” is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we and any “related person” are participants involving an amount that exceeds $120,000. Transactions involving compensation for services provided to us as an employee, director, consultant or similar capacity by a related person are not covered by this policy. A related person is any executive officer, director, or more than 5% stockholder of us, including any of their immediate family members, any entity controlled by such persons, and any entity in which such persons have a 5% or greater beneficial ownership interest.
Under the policy, where a transaction has been identified as a related person transaction, management must present information regarding the proposed related person transaction to the Audit Committee (or, where Audit Committee approval would be inappropriate, to another independent body of the Board) for consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction and whether any alternative transactions were available. To identify related person transactions in advance, we rely on information supplied by our executive officers, directors and certain significant stockholders. In considering related person transactions, the Audit Committee takes into account the relevant available facts and circumstances including, but not limited to (a) the risks, costs and benefits to us, (b) the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (c) the terms of the transaction, (d) the availability of other sources for comparable services or products and (e) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. The policy requires that, in determining whether to approve, ratify or reject a related person transaction, the Audit Committee consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the best interests of us and our stockholders, as the Audit Committee determines in the good faith exercise of its discretion.
HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for annual meeting materials with respect to two or more stockholders sharing the same address by delivering a single set of annual meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are our stockholders will be householding our proxy materials. A single set of annual meeting materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate set of annual meeting materials, please notify your broker or us. Direct your written request to Iridium Communications Inc., Attention: Secretary, 1750 Tysons Boulevard, Suite 1400, McLean, VA 22102. Stockholders who currently receive multiple copies of the annual meeting materials at their addresses and would like to request householding of their communications should contact their brokers.

OTHER MATTERS
The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

By Order of the Board of Directors

Kathy Morgan
Secretary

April 11, 2024
A copy of our Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2023 is available without charge upon written request to Iridium Communications Inc., Attention: Secretary, 1750 Tysons Boulevard, Suite 1400, McLean, VA 22102.

IRIDIUM COMMUNICATIONS INC.
ATTN: KATHLEEN A. MORGAN
1750 TYSONS BLVD., SUITE 1400
MCLEAN, VA 22102

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/IRDM2024**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: X

V39474-P07977 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

IRIDIUM COMMUNICATIONS INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Robert H. Niehaus
02) Thomas C. Canfield
03) Matthew J. Desch
04) Thomas J. Fitzpatrick
05) L. Anthony Frazier
06) Alvin B. Krongard
07) Suzanne E. McBride
08) Admiral Eric T. Olson (Ret.)
09) Kay N. Sears
10) Jacqueline E. Yeaney

The Board of Directors recommends you vote FOR the following proposals listed as Items 2 and 3:

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). **If no direction is made, this proxy will be voted FOR the election of the nominees listed above and FOR Items 2 and 3.** If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion.

Please sign your name(s) exactly as it appear(s) hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com.

V39475-P07977

IRIDIUM COMMUNICATIONS INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS

May 21, 2024

The undersigned hereby appoints Kathleen A. Morgan and Patrick J.A. McClain, and each of them, with full power of substitution and power to act alone, as proxies to vote all of the shares of Common Stock of Iridium Communications Inc. which the undersigned would be entitled to vote if in attendance at the Annual Meeting of Stockholders to be held at 8:30 a.m., Eastern Time on May 21, 2024 via the Internet at www.virtualshareholdermeeting.com/IRDM2024, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSALS 2 AND 3.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE